Exhibit 99.2

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2010 and December 31, 2009

and for the periods ended March 31, 2010 and 2009

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

INDEX

PAGE
Consolidated Balance Sheets – March 31, 2010 and December 31, 2009 (Unaudited)	1

Consolidated Statements of Operations – Three months ended March 31, 2010 and 2009 (Unaudited)	2

Consolidated Statement of Changes in Shareholder’s Equity – Three months ended March 31, 2010 (Unaudited)	3

Consolidated Statements of Cash Flows – Three months ended March 31, 2010 and 2009 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5-58

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except per share amounts)

	March 31, 2010	December 31, 2009
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $930,852 and $1,183,566)	$934,017	$1,217,577
Short-term investments, at fair value (amortized cost $850,533 and $965,696)	857,315	970,616
Other investments (includes investments at fair value of $8,698 and $8,127)	10,471	10,148

Total investments	1,801,803	2,198,341
Cash and cash equivalents	617,083	594,218
Secured loan	1,455,000	1,600,000
Accrued investment income	15,793	20,050
Premiums receivable	1,744,023	2,020,602
Deferred acquisition costs	815,852	879,207
Prepaid reinsurance premiums	2,313,592	2,439,270
Insurance loss recoverable	1,905,349	2,444,754
Reinsurance recoverable on paid and unpaid losses	268,374	234,875
Property and equipment, at cost (less accumulated depreciation of $65,657 and $113,847)	7,155	72,826
Receivable for investments sold	860	3,152
Derivative assets	670,946	775,693
Current income taxes	242,602	308,940
Deferred income taxes, net	1,558,514	596,303
Other assets	29,397	47,172
Assets of consolidated variable interest entities:
Cash	461,966	-
Investments held-to-maturity, at amortized cost (fair value $2,642,881 and $1,120,319)	2,840,000	1,174,152
Investments held as available-for-sale, at fair value (amortized cost $0 and $389,151)	-	389,151
Fixed-maturity securities at fair value	5,417,028	128,112
Loans receivable at fair value	2,434,232	481,622
Loan repurchase commitments	714,686	-
Derivative assets	100,575	-
Other assets	87	2,201

Total assets	$25,414,917	$16,410,641

Liabilities and Shareholders’ Equity
Liabilities:
Unearned premium revenue	$3,818,407	$4,172,590
Loss and loss adjustment expense reserves	1,243,580	1,580,021
Reinsurance premiums payable	530,914	583,741
Short-term debt	6,627	-
Long-term debt	1,036,839	1,229,227
Deferred fee revenue	642,519	665,326
Payable for investments purchased	35,859	13,004
Derivative liabilities	6,718,953	4,582,130
Other liabilities	146,757	238,500
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value $7,305,990 and $0)	10,109,179	1,770,098
Derivative liabilities	978,479	-
Other liabilities	-	750

Total liabilities	25,268,113	14,835,387

Commitments and contingencies (See Note 12)

Shareholders’ Equity:
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized - 4,000.08, issued and outstanding - 2,759.08	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding - 67,936 shares	15,000	15,000
Additional paid-in capital	982,759	982,664
Retained (deficit) earnings	(1,023,083)	640,053
Accumulated other comprehensive income (loss), net of deferred income tax of $41,030 and $8,820	144,530	(90,061)

Total shareholders’ equity	146,804	1,575,254

Total liabilities and shareholders’ equity	$25,414,917	$16,410,641

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2009
Revenues:
Premiums earned:
Scheduled premiums earned	$67,063	$119,034
Refunding premiums earned	4,241	746

Premiums earned (net of ceded premiums of $72,997 and $122,560)	71,304	119,780
Net investment income	32,638	85,373
Fees and reimbursements	124,278	36,779
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(34,085)	31,726
Unrealized gains (losses) on insured derivatives	(2,235,795)	1,609,519

Net change in fair value of insured derivatives	(2,269,880)	1,641,245
Net gains (losses) on financial instruments at fair value and foreign exchange	(3,014)	198
Net realized gains (losses)	5,253	7,782
Net gains on extinguishment of debt	-	488
Other	-	150
Revenues of consolidated variable interest entities:
Net investment income	10,380	20,801
Net gains (losses) on financial instruments at fair value and foreign exchange	129,805	-
Net realized gains (losses)	(74,248)	-
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(34,144)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	-	-

Net investment losses related to other-than-temporary impairments	-	(34,144)

Total revenues	(1,973,484)	1,878,452

Expenses:
Losses and loss adjustment	188,504	635,977
Amortization of deferred acquisition costs	48,422	57,537
Operating	24,740	65,083
Interest	34,737	33,557
Expenses of consolidated variable interest entities:
Operating	6,342	89
Interest	10,380	21,393

Total expenses	313,125	813,636

Income (loss) before income taxes	(2,286,609)	1,064,816

Provision (benefit) for income taxes	(812,940)	393,695
Equity in net income (loss) of affiliates	(8)	(11)

Net income (loss)	$(1,473,677)	$671,110

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

For The Three Months Ended March 31, 2010

(In thousands except per share amounts)

	Preferred Stock		Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Equity

Balance, December 31, 2009	2,759	$27,598	67,936	$15,000	$982,664	$640,053	$(90,061)	$1,575,254

ASU 2009-17 transition adjustment
Consolidated variable interest entities, net of deferred tax of $57,320	-	-	-	-	-	(186,297)	131,781	(54,516)
Deconsolidated variable interest entities, net of deferred tax of $1,756	-	-	-	-	-	(3,162)	85,341	82,179

Total ASU 2009-17 transition adjustment	-	-	-	-	-	(189,459)	217,122	27,663

Comprehensive income:
Net income (loss):	-	-	-	-	-	(1,473,677)	-	(1,473,677)
Other comprehensive income:
Change in unrealized appreciation of investments net of deferred tax of $9,574	-	-	-	-	-	-	26,125	26,125
Change in foreign currency translation net of deferred tax of $348	-	-	-	-	-	-	(8,656)	(8,656)

Other comprehensive income								17,469

Total comprehensive income								(1,456,208)

Capital contribution in connection with the sale of real estate	-	-	-	-	494	-	-	494

Share-based compensation net of deferred tax of $328	-	-	-	-	(399)	-	-	(399)

Balance, March 31, 2010	2,759	$27,598	67,936	$15,000	$982,759	$(1,023,083)	$144,530	$146,804

							2010
Disclosure of reclassification amount:
Change in unrealized gains and losses on investments arising during the period, net of taxes							$23,631
Reclassification adjustment, net of taxes							2,494

Change in net unrealized gains and losses and other-than-temporary impairment losses, net of taxes							$26,125

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(1,473,677)	$671,110

Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Amortization of bond premiums, net	(9,656)	(7,856)
Increase in accrued investment income	3,097	85,384
Decrease in premiums receivable	97,156	103,391
Decrease (increase) in deferred acquisition costs	55,430	(475,044)
Decrease in unearned premium revenue	(99,816)	(1,193,963)
Decrease (increase) in prepaid reinsurance premiums	125,678	(2,301,381)
(Decrease) increase in reinsurance premiums payable	(52,781)	404,359
Increase in loss and loss adjustment expense reserves	38,088	242,437
Increase in reinsurance recoverable on paid and unpaid losses	(33,499)	(211,904)
Increase in insurance loss recoverable	(108,484)	(160,974)
Decrease in receivable from affiliates	31,056	-
Decrease in payable to reinsurers on recoverables	-	(31,542)
Depreciation	1,540	2,234
Increase in accounts receivable	(729)	-
Decrease in accrued expenses	(105,853)	(129,771)
(Decrease) increase in deferred fee revenue	(22,807)	735,013
Net realized losses (gains)	68,995	60,476
Investment losses on other than temporarily impaired investments	-	(34,114)
Unrealized (gains) losses on insured derivatives	2,235,795	(1,609,519)
Net (gains) losses on financial instruments at fair value and foreign exchange	(126,791)	(198)
Decrease in current income taxes	66,338	160,234
Deferred income tax provision (benefit)	(846,226)	385,005
Gains on extinguishment of debt	-	(488)
Share-based compensation	(675)	1,339
Other, operating	6,792	(8,400)

Total adjustments to net income (loss)	1,322,648	(3,985,282)

Net cash used by operating activities	(151,029)	(3,314,172)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(6,378,577)	(74,429)
Increase in payable for investments purchased	22,855	3,285
Sale of fixed-maturity securities	6,633,448	5,228,824
Decrease in receivable for investments sold	2,292	7,183
Decrease in loans receivable	77,319	-
Redemption of fixed-maturity securities	-	2,283
Redemptions (purchase) of held-to-maturity investments	171,593	18,643
Purchase of short-term investments, net	-	(212,782)
Sale of other investments, net	874	19,934
Consolidation of variable interest entities	479,490	-
Capital expenditures	(390)	(1,461)
Disposals of capital assets	65,017	-
Other, investing	-	(43,169)

Net cash provided by investing activities	1,073,921	4,948,311

Cash flows from financing activities:
Principal paydown of variable interest entity notes	(396,295)	(87,162)
Repayment of secured loan	145,000	-
Capital issuance costs	-	192
Repayment for retirement of long-term debt	(185,761)	-
Redemption of commons shares	-	(1,137,177)
Special dividend paid on common shares	-	(1,167,850)
Dividends paid on preferred shares	-	(3,942)
Dividends paid	(1,005)	-

Net cash used by financing activities	(438,061)	(2,395,939)

Net (decrease) increase in cash and cash equivalents	484,831	(761,800)
Cash and cash equivalents - beginning of year	594,218	1,066,793

Cash and cash equivalents - end of year	$1,079,049	$304,993

Supplemental cash flow disclosures:
Income taxes refunded	$(30,495)	$(148,996)
Interest paid:
Long-term debt	68,097	66,686
Variable interest entity notes	$78,540	10,337
Non cash items:
Share-based compensation	$727	$1,339
Dividends declared but not paid	-	1,005

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 1: Business and Organization

MBIA Insurance Corporation is a wholly owned subsidiary of MBIA Inc. (“MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABSs”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

The financial guarantees issued by MBIA Corp. generally provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event MBIA Corp. has the right at its discretion to accelerate insured obligations upon default or otherwise, upon MBIA Corp.’s election to accelerate. Certain investment agreement contracts written by MBIA Inc. and its subsidiaries are insured by MBIA Corp. and if MBIA Inc. and its subsidiaries were to have insufficient assets to pay amounts due, MBIA Corp.’s insurance coverage would be drawn upon to make such payments. MBIA Corp. has also insured debt obligations of its affiliates, including medium-term notes issued by MBIA Global Funding, LLC and Meridian Funding Company, LLC (“Meridian”) and provides reinsurance to its insurance subsidiaries. MBIA Corp. has also written insurance policies guaranteeing the obligations of an affiliate, LaCrosse Financial Products, LLC (“LaCrosse”), under credit default swaps (“CDSs”), including termination payments that may become due upon certain events including the insolvency or payment default of the financial guarantor or the CDS issuer.

MBIA Corp. writes business both in the U.S. and outside of the U.S. MBIA Corp. owns MBIA UK Insurance Limited (“MBIA UK”), a financial guarantee insurance company licensed in the United Kingdom which writes financial guarantee insurance in the member countries of the European Economic Area and other regions outside the United States. MBIA UK also insures the policies previously insured by MBIA Assurance, S.A. (“MBIA Assurance”), a French insurance company owned by MBIA Corp. which was dissolved in 2007 after the transfer of MBIA Assurance’s obligations to MBIA UK. MBIA Corp. writes financial guarantee insurance in Mexico through MBIA México, S.A. de C.V. (“MBIA Mexico”).

MBIA Corp. also manages a business through one other subsidiary, Capital Markets Assurance Corporation (“CMAC”), acquired in February 1998 when MBIA Inc. merged with CapMAC Holdings, Inc. (“CapMAC”). The net insured exposure of this subsidiary is 100% reinsured by MBIA Insurance Corporation.

MBIA Corp.’s business has historically relied upon the triple-A credit ratings of MBIA Insurance Corporation. The loss of those ratings in the second quarter of 2008 resulted in a dramatic reduction in MBIA Corp.’s insurance activities. MBIA Corp. is no longer insuring new credit derivative contracts except in transactions related to the reduction of existing derivative exposure. The structured finance market continues to recover from the global credit crisis with new issuance volume, though increasing, still well below historical averages. It is unclear how or when MBIA Corp. may be able to re-engage this market.

In certain cases, MBIA Corp. may be required to consolidate entities established as part of securitizations when MBIA insures the assets or liabilities of those entities and in connection with remediations or renegotiations of insurance policies. These entities typically meet the definition of a variable interest entity (“VIE”) under accounting principles for the consolidation of VIEs. MBIA Corp. does not believe there is any difference in the risks and profitability of financial guarantees provided to VIEs compared with other financial guarantees written by MBIA. Refer to “Note 3: Recent Accounting Pronouncements” for information about new accounting guidance that affected the consolidation of VIEs in the first quarter of 2010 and the impact on MBIA Corp.’s financial position and results of operations.

Liquidity

Liquidity risk arises in MBIA Corp. when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, lower investment income, or unanticipated expenses, or when invested assets experience credit defaults or significant declines in fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 1: Business and Organization (continued)

Since the fourth quarter of 2007, MBIA Corp. has made $5.7 billion of cash payments, before reinsurance, associated with residential mortgage-backed securities (“RMBS”) securitizations, and policy termination and claim payments relating to CDS contracts referencing collateralized debt obligation (“CDO”)-squared and multi-sector CDOs. These cash payments also include loss payments of $145 million made on behalf of MBIA Corp.’s consolidated VIEs. In MBIA Corp.’s outstanding insured portfolio, these types of insured exposures have exhibited the highest degree of payment volatility and continue to pose material liquidity risk to MBIA Corp.’s structured finance and international insurance segment. As a result of the placement of ineligible loans in RMBS securitization and current economic stress, MBIA Corp. could incur additional payment obligations beyond these mortgage-related and CDO exposures, which may be substantial, increasing the stress on MBIA Corp.’s liquidity.

Of the $5.7 billion, MBIA Corp. has paid $4.5 billion of claims, before reinsurance, on policies insuring second-lien mortgage RMBS securitizations. MBIA Corp. believes these payments were driven primarily by tens of thousands of ineligible mortgages being placed in the securitizations in violation of the representations and warranties of the sellers/servicers. As a result, payments have been far in excess of the level that might be expected in an economic downturn. MBIA Corp. believes its current liquidity position is adequate to make expected future payments on these exposures, but the degree of loss within these transactions has been unprecedented, and continued elevated levels of payments will cause additional stress on our liquidity position.

In general, MBIA Corp.’s financial guarantee contracts and CDS contracts cannot be accelerated, thereby mitigating liquidity risk. However, under the terms of our insured CDS contracts, the insured counterparty may have a right to terminate the CDS contracts upon an insolvency or payment default by the guarantor (MBIA Corp. or MBIA UK) or LaCrosse, the entity that issued the CDS insured by MBIA Corp. or MBIA UK. Obligor defaults, credit impairments, and adverse capital markets conditions such as MBIA Corp. is currently experiencing, can create payment requirements as a result of our irrevocable pledges to pay principal and interest, or other amounts owing on insured obligations, when due. Additionally, MBIA Corp. requires cash for the payment of operating expenses, as well as principal and interest related to its surplus notes and preferred stock issuance. MBIA Corp. also provides guarantees to the holders of our asset/liability products debt obligations. If the asset/liability products segment or MBIA Inc. were unable to service the principal and interest payments on its debt and investment agreements, the holders of the insured liabilities would make a claim under the MBIA Corp. insurance policies. MBIA Corp. lent $2.0 billion to the asset/liability products segment on a secured basis for the purpose of minimizing the risk that such a claim would be made. The loan matures in the fourth quarter of 2011. During the first quarter of 2010, a total of $145 million was repaid and the amount outstanding was $1.5 billion at March 31, 2010. MBIA Corp. expects that the loan will be fully repaid; however, the timing of the ultimate repayment may be affected by the performance of assets in the asset/liability products segment’s investment portfolio and by MBIA Inc.’s requirements to post collateral against guaranteed investment contracts, swap contracts, and internal and external borrowing facilities.

In order to monitor liquidity risk and maintain appropriate liquidity resources for payments associated with MBIA Corp.’s residential mortgage-related exposures, MBIA Corp. employs a stress scenario-based liquidity model using the same “Roll Rate Default Methodology” as it uses in its loss reserving. Using this methodology, MBIA Corp. estimates the level of payments that would be required to be made under stress-level default assumptions of the underlying collateral taking into account MBIA Corp.’s obligation to cover such defaults under MBIA Corp.’s insurance policies. These estimated payments, together with all other significant operating, financing and investing cash flows are forecasted over the next 24-month period on a monthly basis and then annually thereafter to the final maturity of the longest dated outstanding insured obligation. The stress-loss scenarios and cash flow forecasts are frequently updated to account for changes in risk factors and to reconcile differences between forecasted and actual payments.

In addition to MBIA Corp.’s residential mortgage stress scenario, MBIA Corp. also monitors liquidity risk using a Monte Carlo estimation of potential stress-level claims for all insured principal and interest payments due in the next 12-month period. These probabilistically determined payments are then compared to MBIA Corp.’s invested assets. This theoretic liquidity model supplements the scenario-based liquidity model described above providing MBIA Corp. with a robust set of liquidity metrics with which to monitor its risk position.

MBIA Corp. manages liquidity with the goal of maintaining cash and liquid securities in an amount in excess of all projected stress scenario payment requirements. To the extent MBIA Corp.’s liquidity resources fall short of its target liquidity cushions under the stress-loss scenario testing, MBIA Corp. will seek to increase its cash holdings position, by selling or financing assets in its investment portfolio or drawing upon one or more of its contingent sources of liquidity.

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and, accordingly, do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

The results of operations for the three months ended March 31, 2010 may not be indicative of the results that may be expected for the year ending December 31, 2010. The December 31, 2009 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation.

In addition, MBIA Corp. has evaluated all subsequent events as of May 10, 2010, the date upon which the consolidated financial statements were available to be issued.

Consolidation

The consolidated financial statements include the accounts of MBIA Corp., its wholly owned subsidiaries and all other entities in which MBIA Corp. has a controlling financial interest. All material intercompany balances and transactions are eliminated. The consolidation of a VIE is required if an entity has a variable interest (such as an equity or debt investment, a beneficial interest, a guarantee, a written put option or a similar obligation) and that variable interest or interests give it a controlling financial interest in the VIE. A controlling financial interest is present when an enterprise has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the VIE or the right to receive benefits of the VIE that could potentially be significant to the VIE.

The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. MBIA Corp. consolidates all VIEs in which it is the primary beneficiary. Refer to “Note 3: Recent Accounting Pronouncements” for additional information regarding amendments to accounting for VIEs.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets,” to eliminate the concept of a qualified special purpose entity (“QSPE’). Refer to “Note 3: Recent Accounting Pronouncements” for additional information regarding amendments to accounting for QSPEs.

Fair Value Option

MBIA Corp. elected, under the accounting guidance of the fair value option for financial assets and liabilities, to record at fair value certain financial assets and liabilities. Specifically, MBIA Corp. has elected to apply the fair value option for all financial assets and liabilities of certain VIEs on a VIE-by-VIE basis.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Improving Disclosures about Fair Value Measurements (ASU 2010-06)

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. MBIA Corp. adopted this standard as of the first quarter of 2010 except for the requirement to provide the Level 3 activity of purchases, sales issuances and settlements on a gross basis, which will be effective for MBIA Corp. as of the first quarter of 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not have a material effect on MBIA Corp.’s balance sheet, results of operations, or cash flows. Refer to “Note 6: Fair Value Measurements” for additional information.

Consolidation of Variable Interest Entities (ASU 2009-17)

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” to require the holder of a variable interest(s) in a VIE to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that has a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. This accounting guidance eliminates the more quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance will require an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE. MBIA Corp. adopted this standard in the first quarter of 2010. Refer to “Note 4: Variable Interest Entities” for required disclosures.

Upon the adoption of the accounting guidance, MBIA Corp. recognized a cumulative transition adjustment of $186 million, net of tax, as a decrease to its beginning retained earnings balance as of January 1, 2010 as a result of consolidated VIEs. The cumulative transition adjustment represents the recognized changes in assets and liabilities resulting from the adoption, including the impact of the fair value option election for certain of the financial assets and liabilities, offset in part by the elimination of intercompany balances with the consolidated VIEs. MBIA Corp. also recognized a cumulative transition adjustment of $3 million, net of tax, as a decrease to retained earnings related to the deconsolidation of VIEs as a result of the implementation of this accounting guidance. This adjustment was the result of the deconsolidation of the assets and liabilities of previously consolidated VIEs, offset in part by the recognition of financial interests in these deconsolidated VIEs which were previously eliminated in consolidation.

The adjustments to retained earnings were offset by a reversal of accumulated other comprehensive loss, net of deferred taxes of $217 million. This reversal was a result of reclassifying assets of VIEs, which MBIA Corp. had consolidated prior to January 1, 2010, for which the fair value election was made for the assets of these VIEs, deconsolidation of assets of these VIEs and the elimination of MBIA Corp.’s investments in these VIEs. Prior to January 1, 2010, the assets of these VIEs and MBIA Corp.’s investment in these VIEs were carried as available-for-sale with unrealized gains and losses reflected in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

The following table summarizes the adjustments made to MBIA Corp.’s consolidated assets, liabilities and equity by transition method of consolidation as of January 1, 2010:

	Increase/(Decrease)

In millions	Fair Value Option	Unpaid Principal Balance	Deconsolidated VIEs	Total
Assets:
Total investments	(444)	(1,100)	(172)	(1,716)
Accrued investment income	(3)	(1)	-	(4)
Premiums receivable	(23)	(127)	-	(150)
Deferred acquisition costs	(7)	-	-	(7)
Insurance loss recoverable	(594)	-	-	(594)
Current income taxes	45	12	2	59
Deferred income taxes, net	(482)	-	-	(482)

Assets of consolidated VIEs:
Cash	320	-	-	320
Investments held-to-maturity	-	2,840	-	2,840
Fixed-maturity securities at fair value	5,380	-	-	5,380
Loans receivable at fair value	2,002	-	-	2,002
Loan repurchase commitments	436	-	-	436
Derivative assets	63	-	-	63
Other assets	2	1	-	3

Total assets	6,695	1,625	(170)	8,150

Liabilities:
Unearned premium revenue	(46)	(92)	-	(138)
Loss and loss adjustment expense reserves	(364)	-	-	(364)
Payable for investments purchased	(1)	-	-	(1)

Liabilities of consolidated VIEs:
Variable interest entity notes	6,372	1,740	(252)	7,860
Derivative liabilities	764	-	-	764
Other liabilities	1	-	-	1

Total liabilities	6,726	1,648	(252)	8,122

Equity:
Retained earnings	(163)	(23)	(3)	(189)
Accumulated other comprehensive income (loss)	132	-	85	217

Total Equity	(31)	(23)	82	28

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

In connection with the adoption of the new accounting guidance, MBIA Corp. elected the fair value option for most of the VIEs consolidated under this accounting guidance. MBIA Corp. elected the fair value option for all the assets and liabilities of VIEs which are collateralized by loans and those VIEs that are collateralized by asset-backed securities. Those assets and liabilities of VIEs which are related to life insurance policy securitizations and are collateralized by insurance company surplus notes are measured at the unpaid principal balance as of January 1, 2010. The financial assets of such VIEs are classified as held-to-maturity on MBIA Corp.’s consolidated statement of position. Management believes that the fair value election for those financial assets of the VIEs which are collateralized by loans and those that are collateralized by asset-backed securities more closely represent the true economics of the performance of the underlying obligations of our insurance interests in these VIEs, whereas the held-to-maturity designation for the assets related to life insurance securitization VIEs, which are currently performing as expected, is more representative of the economics of the performance of the underlying insurance obligations of MBIA Corp.

Transfers of Financial Assets (ASU 2009-16)

In December 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets,” to remove the concept of a QSPE. The accounting guidance also clarifies whether a transferor has surrendered control over transferred financial assets and meets the conditions to derecognize transferred financial assets or a portion of an entire financial asset that meets the definition of a participating interest. The accounting guidance requires enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. MBIA Corp. adopted this standard in the first quarter of 2010. The affects of adoption of this standard are included in the transition adjustment for the adoption of ASU 2009-17.

Recent Accounting Developments

Scope Exception Related to Embedded Credit Derivatives

In March 2010, the FASB issued ASU 2010-11, “Derivatives and Hedging (Topic 815)—Scope Exception Related to Embedded Credit Derivatives,” to clarify that embedded credit derivatives created by the subordination of one financial instrument to another qualifies for the scope exception and should not be subject to potential bifurcation and separate accounting. Other embedded credit derivative features are considered embedded derivatives and subject to potential bifurcation, provided that the overall contract is not a derivative in its entirety. The new guidance is effective for MBIA Corp. as of the third quarter of 2010. MBIA Corp. is currently evaluating the potential impact of adopting this guidance.

Note 4: Variable Interest Entities

MBIA Corp. provides credit enhancement services to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a VIE to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or if its equity investors lack any one of the following characteristics (i) the power to direct activities of the SPE that most significantly impact the entity’s economic performance, (ii) the obligation to absorb the expected losses of the entity, or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Corp. evaluates issuer-sponsored SPEs initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

MBIA Corp. makes its determination based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE.

Prior to January 1, 2010, the holder of a variable interest or interests that will absorb the majority of the expected losses of the VIE, receive the majority of the expected returns of the VIE, or both, was required to consolidate the VIE. The FASB issued a new accounting update in December 2009 that amended its interpretation on consolidation of VIEs. Refer to “Note 3: Recent Accounting Pronouncements” for information on the FASB amendment to consolidation of VIEs.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of March 31, 2010 and December 31, 2009. The following tables present the MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs as well as the value of the assets and liabilities MBIA Corp. has recorded for its interest in these VIEs as of March 31, 2010 and December 31, 2009 . MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees and insured CDSs, and any investments in obligations issued by nonconsolidated VIEs.

The following table presents information related to nonconsolidated VIEs as of March 31, 2010:

	March 31, 2010
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments (1)	Premiums Receivable (2)	Insurance Loss Recoverable (3)	Unearned Premium Revenue (4)	Derivative Liabilities (5)	Loss and Loss Adjustment Expense Reserves (6)
Insurance:
Global structured finance:
Collateralized debt obligations	$38,514	$24,965	$134	$81	$-	$79	$282	$-
Mortgage-backed residential	67,315	20,778	90	110	1,747	109	4	959
Mortgage-backed commercial	5,925	3,237	-	3	-	3	1	-
Consumer asset-backed	14,467	8,837	13	41	-	40	-	21
Corporate asset-backed	50,608	25,611	258	381	5	434	-	-

Total global structured finance	$176,829	$83,428	$495	$616	$1,752	$665	$287	$980
Global public finance	39,313	19,567	-	200	-	273	-	-

Total insurance	$216,142	$102,995	$495	$816	$1,752	$938	$287	$980

(1) - Reported within “Total investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

The following table presents information related to nonconsolidated VIEs as of December 31, 2009:

	December 31, 2009
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments (1)	Premiums Receivable (2)	Insurance Loss Recoverable (3)	Unearned Premium Revenue (4)	Derivative Liabilities (5)	Loss and Loss Adjustment Expense Reserves (6)
Insurance:
Global structured finance:
Collateralized debt obligations	$56,175	$48,399	$141	$100	$-	$90	$1,581	$148
Mortgage-backed residential	74,520	26,518	190	137	2,258	137	3	1,141
Mortgage-backed commercial	6,244	3,403	-	3	-	3	1	-
Consumer asset-backed	16,186	9,568	15	47	-	44	-	20
Corporate asset-backed	55,012	30,760	275	538	5	543	3	-

Total global structured finance	$208,137	$118,648	$621	$825	$2,263	$817	$1,588	$1,309
Global public finance	41,387	19,263	-	190	-	264	-	-

Total insurance	$249,524	$137,911	$621	$1,015	$2,263	$1,081	$1,588	$1,309

(1) - Reported within “Total investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by net insurance in force. Net insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs, assuming a full credit event occurs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $11.9 billion and $11.1 billion, respectively, as of March 31, 2010 and were $2.2 billion and $1.8 billion, respectively, as of December 31, 2009. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated VIEs” and “Liabilities of consolidated VIEs.” During the period ended March 31, 2010, additional VIEs were consolidated based on an ongoing reassessment of controlling financial interest where events occurred resulting in MBIA Corp. obtaining the ability to exercise rights deemed to have power to direct activities of certain VIEs according to the design and characteristics of these entities. MBIA Corp. recognized a $74 million pre-tax loss on initial consolidation of the additional VIEs.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp.’s structured finance and international insurance operations do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

Note 5: Insurance Premiums

MBIA Corp. recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 5: Insurance Premiums (continued)

As of March 31, 2010, MBIA Corp. reported premiums receivable of $1.7 billion primarily related to installment policies for which premiums will be collected over the estimated term of the contracts. Premiums receivable for an installment policy is initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of March 31, 2010, the weighted average risk-free rate used to discount future installment premiums was 3.16% and the weighted average expected collection term of the premiums receivable was 9.09 years. For the three months ended March 31, 2010, the accretion of the premiums receivable was $14 million and is reported in “Scheduled premiums earned” on MBIA Corp.’s Consolidated Statements of Operations.

As of March 31, 2010, MBIA Corp. reported reinsurance premiums payable of $531 million, which represents the portion of MBIA Corp.’s premiums receivable that is due to reinsurers. The reinsurance premiums payable is accreted and paid to reinsurers as premiums due to MBIA Corp. are accreted and collected.

The following table presents a roll forward of MBIA Corp.’s premiums receivable for the three months ended March 31, 2010:

In millions
				Adjustments
Premiums Receivable as of December 31, 2009	VIE Transition Adjustment(1)	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of March 31, 2010	Reinsurance Premiums Payable as of March 31, 2010
$ 2,021	$(151)	$(63)	$-	$(28)	$14	$(49)	$1,744	$531

(1) - Reflects the adoption of the amended accounting principles for the consolidation of VIEs.

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
June 30, 2010	$84
September 30, 2010	56
December 31, 2010	67

Twelve months ended:
December 31, 2011	225
December 31, 2012	198
December 31, 2013	161
December 31, 2014	138

Five years ended:
December 31, 2019	530
December 31, 2024	333
December 31, 2029 and thereafter	452

Total	$2,244

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 5: Insurance Premiums (continued)

The following table presents the expected unearned premium revenue balance and the future expected premiums earned revenue as of and for the periods presented:

		Expected Future Premium Earnings(1)
In millions	Unearned Premium Revenue	Upfront	Installments	Accretion	Total Expected Future Premium Earnings

March 31, 2010	$3,818

Three months ended:
June 30, 2010	3,711	$49	$58	$13	$120
September 30, 2010	3,607	48	56	12	116
December 31, 2010	3,506	47	54	12	113

Twelve months ended:
December 31, 2011	3,130	180	196	46	422
December 31, 2012	2,797	167	166	42	375
December 31, 2013	2,508	156	133	38	327
December 31, 2014	2,249	145	114	35	294

Five years ended:
December 31, 2019	1,251	564	434	134	1,132
December 31, 2024	640	345	266	82	693
December 31, 2029 and thereafter	-	331	309	86	726

Total		$2,032	$1,786	$500	$4,318

(1) Amounts exclude premiums from consolidated VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of March 31, 2010 and December 31, 2009:

	As of March 31, 2010		As of December 31, 2009
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:

Fixed-maturity securities (including short-term investments) held as available-for-sale and investments pledged as collateral	$1,791	$1,791	$2,187	$2,187
Other investments	10	10	10	10
Cash and cash equivalents	617	617	594	594
Secured loan	1,455	971	1,600	780
Receivable for investments sold	1	1	3	3
Derivative assets	671	671	776	776
Assets of consolidated VIEs:
Cash	462	462	-	-
Investments held-to-maturity	2,840	2,644	1,174	1,120
Fixed-maturity securities at fair value	5,417	5,417	-	-
Fixed-maturity securities held as available-for-sale and trading	-	-	518	518
Loans receivable	2,434	2,434	482	482
Loan repurchase commitments	715	715	-	-
Derivative assets	101	101	-	-
Liabilities:
Short-term debt	7	7	-	-
Long-term debt	1,037	753	1,229	711
Payable for investments purchased	36	36	14	14
Derivative liabilities	6,719	6,719	4,582	4,582
Liabilities of consolidated VIEs:
Variable interest entity notes	10,109	9,950	1,770	1,662
Derivative liabilities	978	978	-	-
Financial Guarantees:
Gross	5,062	4,690	5,753	4,777
Ceded	2,582	2,653	2,674	2,848

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Valuation Techniques

The valuation techniques for fair valuing financial instruments included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy prescribed by fair value measurements and disclosures.

Fixed-Maturity Securities Held As Available-for-Sale and Held at Fair Value

U.S. Treasury and government agency—U.S. Treasury securities are liquid and generally have quoted market prices. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Foreign governments—The fair value of foreign government obligations is generally based on quoted prices in active markets and, as such, these bonds are classified in Level 1 of the fair value hierarchy. When quoted prices are not available, fair value is determined based on a valuation model that has inputs as interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the bond in terms of issuer, maturity and seniority. These bonds are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations—The fair value of corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs. Corporate bonds are generally categorized in Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized in Level 3 of the hierarchy. Corporate obligations may be classified as Level 1 if quoted prices in an active market are available.

Mortgage-backed securities and asset-backed securities—MBSs and ABSs are valued based on recently executed prices. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. In the absence of market prices, MBSs and ABSs are valued as a function of cash flow models with observable market-based inputs (e.g., yield curves, spreads, prepayments and volatilities). MBSs and ABSs are categorized in Level 3 if significant inputs are unobservable, otherwise they are categorized in Level 2 of the fair value hierarchy.

State and municipal bonds—The fair value of state and municipal bonds is estimated using recently executed transactions, market price quotations and pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. These bonds are generally categorized in Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized in Level 3.

Investments Held-To-Maturity

The fair value of investments held-to-maturity is obtained using recently executed transactions or market price quotations where observable. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. When observable price quotations are not available, fair value is determined based on internal cash flow models with yield curves and bond spreads of comparable entities as key inputs.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities (including exchange-traded closed-end funds), money market mutual funds and perpetual securities. Fair value of other investments is determined by using quoted prices, live trades, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1, Level 2 or Level 3 of the fair value hierarchy.

Other investments also include premium tax credit investments that are carried at amortized cost. The carrying value of these investments approximates fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate their fair values as they are short-term in nature.

Secured Loan

The fair value of the secured loan is determined based on the underlying securities received and are categorized in level 2 or level 3 of the fair value hierarchy. The underlying securities received are generally corporate bonds. The fair value of these corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs.

Loans Receivable

Loans receivable comprise loans held by consolidated VIEs and consist of residential mortgage loans, commercial mortgage loans and other whole business loans. Residential mortgage loan fair values are based on comparisons to MBIA Corp. MBSs with similar characteristics. Specifically, MBIA Corp. uses the observable market value of its MBSs as a base value, from which MBIA Corp. adjusts for the fair value of the associated financial guarantee obligation. Commercial mortgage loans are based primarily on pricing received from pricing services or are compared to prices received for similarly rated collateralized mortgage-backed securities priced by various pricing services. The whole business loans fair value is based on the most recent appraised value of the underlying collateral pledged as security against the note receivable. The appraisal was performed within the previous twelve month period by an independent third-party.

Loan Repurchase Commitments

Loan repurchase commitments represent obligations from the sellers/servicers of mortgages to MBIA Corp. residential mortgage-backed trusts consolidated under the amended accounting principles for the consolidation of variable interest entities. This asset represents the rights of the trusts consolidated by MBIA Corp. against the sellers/servicers representations that the residential mortgages contained within the trust comply with stated underwriting guidelines and warrant that the sellers/servicers will cure, replace, or repurchase mortgages that do not comply. The value of the asset represents the fair value, as defined by current accounting standards codification guidance, of the amount owed to the trust from the sellers/servicers. The loan repurchase commitment asset is not a traded security and there are no similar assets in the market to compare this asset. Therefore, alternative methods must be used to value this asset. MBIA Corp. has elected to use a discounted cash flow methodology using:

•	estimates of future cash flows for the asset;

•	expectations about possible variations in the amount and/or timing of the cash flows representing the uncertainty inherent in the cash flows;

•	time value of money, represented by the rate on a risk-free monetary assets;

•	the price for bearing the uncertainty inherent in the cash flows (risk premium); and

•	other case-specific factors that would be considered by market participants.

Refer to the discussion of “RMBS Recoveries” within “Note 10: Losses and Loss Adjustment Expense Reserves” for a further description of how these estimates of future cash flows for the assets are determined, as well as the additional risk margins and discounts applied.

Variable Interest Entity Notes

The fair value of VIE notes is obtained using recently executed transactions or market price quotations where observable. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. When valuation is based on prices of comparable securities, the fair value of the comparable securities are adjusted for factors unique to the security, including any credit support provided on the security. When observable price quotations are not available, fair value is determined based on internal cash flow models of the underlying collateral with yield curves and bond spreads of comparable entities as key inputs.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Short-term and Long-term Debt

Short-term and long-term debt consists of surplus notes and a Federal Reserve term asset-backed securities loan facility (“TALF”). The fair value of the surplus notes and TALF is estimated based on quoted market prices for the same or similar securities.

Derivatives

The derivative contracts that MBIA Corp. insures cannot be legally traded and generally do not have observable market prices. In the cases with no active price quote, MBIA Corp. uses a combination of internal and third-party models to estimate the fair value of these contracts. Most insured CDSs are valued using an enhanced Binomial Expansion Technique (“BET”) model (originally developed by Moody’s). Significant inputs include collateral spreads, diversity scores and recovery rates. For a limited number of other insured derivatives, MBIA Corp. uses industry standard models as well as proprietary models such as Black-Scholes option models and dual-default models, depending on the type and structure of the contract. The valuation of these derivatives includes the impact of MBIA Corp.’s credit standing and the credit standing of its reinsurers. All of these derivatives are categorized as Level 3 of the fair value hierarchy as a significant percentage of their value is derived from unobservable inputs. For insured swaps (other than CDSs), MBIA Corp. uses internally and vendor developed models with market-based inputs (e.g., interest rate, foreign exchange rate and spreads), and are classified as Level 2 within the fair value hierarchy.

Insured Derivatives

As of March 31, 2010, MBIA Corp. had $114.4 billion of net par outstanding on insured derivatives. The majority of MBIA Corp.’s derivative exposure is in the form of credit derivative instruments insured by MBIA Corp. Prior to 2008, MBIA Corp. insured CDSs entered into by LaCrosse, an entity that is consolidated into MBIA’s financial statements. In February 2008, MBIA Corp. ceased insuring such derivative instruments except in transactions reducing its existing insured derivative exposure. As of March 31, 2010, the net par outstanding on MBIA Corp.’s insured credit derivatives totaled $101.2 billion. The remaining $13.2 billion of net par outstanding on insured derivatives as of March 31, 2010 primarily related to insured interest rate and inflation-linked swaps for which MBIA Corp. has insured counterparty credit risk.

In most cases, MBIA Corp.’s insured credit derivatives are measured at fair value as they do not qualify for the financial guarantee scope exception. Because MBIA Corp.’s insured derivatives are highly customized and there is generally no observable market for these derivatives, MBIA Corp. estimates their fair value in a hypothetical market based on internal and third-party models simulating what a bond insurer would charge to guarantee the transaction at the measurement date. This pricing would be based on expected loss of the exposure calculated using the value of the underlying collateral within the transaction structure. The fair values of insured derivatives recorded on MBIA Corp.’s balance sheet are principally related to MBIA Corp.’s insured credit derivatives exposure.

Description of MBIA Corp.’s Insured Credit Derivatives

The majority of MBIA Corp.’s insured derivatives are “credit derivatives” that reference structured pools of cash securities and CDSs. MBIA Corp. generally insured the most senior liabilities of such transactions, and at transaction closing MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral backing MBIA Corp.’s insured derivatives are marketable securities and CDSs referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, commercial real estate (“CRE”) loans, and CDO securities.

Most of MBIA Corp.’s insured CDS contracts require that MBIA Corp. make payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible. MBIA Corp.’s net par outstanding and maximum payment obligation under these contracts as of March 31, 2010 was $76.6 billion. The underlying referenced collateral for contracts executed in this manner largely consist of investment grade corporate debt, structured commercial mortgage-backed securities (“CMBS”) pools or, to a lesser extent, corporate and multi-sector CDOs (in CDO-squared transactions). MBIA’s multi-sector and CDO-squared transactions contain substantial RMBS-related collateral. As of March 31, 2010, MBIA Corp. also had $24.6 billion net par outstanding on insured CDS contracts that require MBIA Corp. to make timely interest and ultimate principal payments.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Considerations Regarding an Observable Market for MBIA Corp.’s Insured Derivatives

MBIA Corp. does not trade its insured derivatives, nor do similar contracts trade in derivative markets. In determining fair value, MBIA Corp.’s valuation approach uses observable market prices if available and reliable. Market prices are generally available for traded securities and market standard CDSs but are less available or accurate for highly customized CDSs. Most of the derivative contracts MBIA Corp. insures are the latter as they are non-traded structured credit derivative transactions. In contrast, typical market CDSs are standardized, liquid instruments that reference tradable securities such as corporate bonds that themselves have observable prices. These market standard CDSs also involve collateral posting, and upon a default of the underlying reference obligation, can be settled in cash.

MBIA Corp.’s insured CDS contracts do not contain typical CDS market standard features as they have been designed to replicate MBIA Corp.’s financial guarantee insurance policies. At inception of the transactions, MBIA Corp.’s insured CDS contracts provided protection on pools of securities or CDSs with either a stated deductible or subordination beneath the MBIA Corp.-insured tranche. MBIA Corp. is not required to post collateral in any circumstances. Payment by MBIA Corp. under an insured CDS is due after the aggregate amount of losses on the underlying reference obligations, based on actual losses as determined pursuant to the settlement procedure in each transaction, exceed the deductible or subordination in the transaction. Once such losses exceed the deductible or the subordination, the transactions are structured with the intention that MBIA Corp. is generally obligated to pay the losses, net of recoveries, if any, on any subsequent reference obligations that default. Some contracts also provide for further deferrals of payment at MBIA Corp.’s option. In the event of MBIA Corp.’s failure to pay a claim under the insured CDS or the insolvency of MBIA Corp., the insured CDS contract provides that the counterparty can terminate the CDS and make a claim for the amount due, which would be based on the fair value of the insured CDS at such time. An additional difference between MBIA Corp.’s CDS and typical market standard contracts is that MBIA Corp.’s contract, like its financial guarantee contracts, cannot be accelerated by the counterparty in the ordinary course of business but only upon the occurrence of certain events including the failure of LaCrosse to make a payment due under the CDS or the bankruptcy of MBIA Corp. or MBIA UK, our UK subsidiary that also insured certain CDS contracts entered into by LaCrosse. Similar to MBIA Corp.’s financial guarantee insurance, all insured CDS policies are unconditional and irrevocable and MBIA Corp.’s obligations thereunder cannot be transferred unless the transferees are also licensed to write financial guarantee insurance policies. Since insured CDS contracts are accounted for as derivatives under relevant accounting guidance for derivative instruments and hedging activities, MBIA Corp. did not defer the charges associated with underwriting the CDS policies and they were expensed at origination.

The structure of MBIA Corp.’s payment obligations in these contracts is intended to prevent large one-time claims upon an event of default of underlying reference obligations and to allow for payments over time (i.e. “pay-as-you-go” basis) or at final maturity. However, the size of payments will ultimately depend on the timing and magnitude of losses. There are primarily three types of payment provisions:

(i)	timely interest and ultimate principal;

(ii)	ultimate principal only at final maturity; and

(iii)	payments upon settlement of individual referenced collateral losses in excess of policy-specific deductibles and subordination. The deductible or loss threshold is the amount of losses experienced with respect to the underlying or referenced collateral that would be required to occur before a claim against an MBIA Corp. insurance policy can be made.

All of the contracts with settlement based on ultimate principal only at final maturity have been terminated under the terms of the agreements. MBIA Corp. had transferred some of the risk of loss on insured CDS transactions using reinsurance to other financial guarantee insurance and reinsurance companies. The fair value of the transfer under the reinsurance contract with the reinsurers is accounted for as a derivative asset. These derivative assets are valued consistently with MBIA Corp.’s valuation policies.

Valuation Modeling of MBIA-Insured Derivatives

As a result of the significant differences between market standard CDS contracts and the CDS contracts insured by MBIA Corp., MBIA Corp. believes there are no relevant third-party exit value market observations for its insured structured credit derivative contracts and, therefore, no principal market as described in the guidance on fair value measurements and disclosures. In the absence of a principal market, MBIA Corp. values these insured credit derivatives in a hypothetical market where market participants are assumed to be other comparably-rated primary financial guarantors. Since there are no observable transactions in the financial guarantee market that could be used to value MBIA Corp.’s transactions, MBIA Corp. generally uses internal and third-party models, depending on the type and structure of the contract, to estimate the fair value of its insured derivatives.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

MBIA Corp.’s primary model for insured CDSs simulates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what they could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

Valuation Models Used

Approximately 65% of the balance sheet fair value of insured credit derivatives as of March 31, 2010 is valued using the BET model, which is a probabilistic approach to calculating expected loss on MBIA Corp.’s exposure based on market variables for underlying referenced collateral. In 2009, MBIA Corp. changed the model it used to estimate the fair value of most of its insured multi-sector CDOs to an internally-developed valuation model, referred to as the Direct Price Model. Approximately 35% of the balance sheet fair value of insured credit derivatives as of March 31, 2010 was valued using the Direct Price Model.

There were four factors that led to the development of the Direct Price Model. (1) Market spreads for RMBS and ABS CDO collateral were no longer available. RMBS and ABS CDO collateral comprised the majority of the collateral for the multi-sector CDOs that were transitioned to a new marking model. Although market prices were available for the collateral, the BET model requires a spread input and the conversion from price to spread can be subjective for securities that trade substantially below par, which was the case for most of the collateral in these transactions. (2) The BET model contemplates a multi-tranche structure and allocates potential losses to each tranche. Many of the multi-sector CDOs insured by MBIA Corp. have experienced collateral erosion to the extent that there is no market value to the subordinated tranches. As a result, this key feature of the BET model is no longer relevant. (3) The BET model requires a recovery rate assumption. This is not readily observable on all the collateral. As the market-implied probability of default of collateral has increased the recovery rate assumption has become increasingly important, which has gradually increased the relative importance in the model of internal assumptions as opposed to observable market inputs. (4) For all insured transactions that have been transitioned to a “Direct Price Model”, MBIA Corp. has an option to defer losses on principal to the legal final maturity, which is typically decades in the future. As a result of increased actual and market-implied future potential losses, as well as the significant widening of CDS spreads for MBIA Corp., the value of this deferral option has increased. It currently has a very significant effect on the estimated fair value of MBIA Corp.’s guarantee so it was appropriate to use a model that explicitly valued that deferral option.

A. Description of the BET Model

1. Valuation Model Overview

The BET was originally developed by Moody’s to estimate a probability distribution of losses on a diverse pool of assets. MBIA Corp. has made modifications to this technique in an effort to incorporate more market information and provide more flexibility in handling pools of dissimilar assets: (a) MBIA Corp. uses market credit spreads to determine default probability instead of using historical loss experience and (b) for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool individually instead of using an overall pool average.

There are three steps within BET modeling to arrive at fair value for a structured transaction: pool loss estimation, loss allocation to separate tranches of the capital structure and calculation of the change in value.

•	The pool loss estimation is calculated by reference to the following (described in further detail under “Model Inputs” below):

•	credit spreads of the underlying collateral. This is based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

•	Losses are allocated to specific tranches of the transaction according to their subordination level within the capital structure.

•

For example, if the expected total collateral pool loss is 4% and the transaction has an equity tranche and three progressively more senior C, B, and A tranches with corresponding underlying subordination levels of 0%, 3%, 5% and 10%, then the 4% loss will have the greatest impact on the equity tranche. It will have a lower, but significant impact on the C tranche and a lesser impact on the B tranche. MBIA Corp. usually insures the most senior tranche with lowest exposure to collateral losses due to the underlying subordination provided by all junior tranches.

•

At any point in time, the unrealized gain or loss on a transaction is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the model worth noting are listed below:

•	Default probability is determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Defaults are modeled spaced out evenly over time.

•	Collateral is generally considered on an average basis rather than being modeled separately.

•

Correlation is modeled using a diversity score, which is calculated based on rules regarding industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

2. Model Strengths and Weaknesses

The primary strengths of the BET valuation model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, weighted-average life, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented both by Moody’s and by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model. MBIA Corp. has also developed a hierarchy for usage of various market-based spread inputs that reduces the level of subjectivity, especially during periods of high illiquidity.

•

The model uses market inputs with the most relevant being credit spreads for underlying referenced collateral, assumed recovery rates specific to the type and rating of referenced collateral, and the diversity score of the entire collateral pool and MBIA’s CDS and derivative recovery rate level. These are key parameters affecting the fair value of the transaction and all inputs are market-based whenever available and reliable.

The primary weaknesses of the BET valuation model are:

•

There is no market in which to test and verify the fair values generated by MBIA Corp.’s model, and as of March 31, 2010, the model inputs were also either unobservable or highly illiquid, adversely impacting their reliability.

•	There are diverse approaches to estimating fair value of such transactions among other financial guarantee insurance companies.

•

The BET model requires an input for collateral spreads. However, some securities are quoted only in price terms. For securities that trade substantially below par, the conversion from price to spread can be highly subjective.

•

Results may be affected by averaging of spreads and use of a single diversity factor, rather than using specific spreads for each piece of underlying collateral and collateral-specific correlation assumptions. While more specific data could improve the reliability of the results, it is not currently available and neither is a model that could produce more reliable results in the absence of that data.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

3. BET Model Inputs

Specific detail regarding these model inputs are listed below:

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads, including in some cases, assumed relationships between the two spreads. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life, when pricing information is available and spread information is not.

The actual calculation of pool average spread varies depending on whether MBIA Corp. is able to use collateral-specific credit spreads or generic spreads as an input.

•

If collateral-specific spreads are available, the spread for each individual piece of collateral is identified and a weighted- average is calculated by weighting each spread by the corresponding par exposure.

•

If collateral-specific credit spreads are not available, MBIA Corp. uses generic spread tables based on asset class and average rating of the collateral pool. Average credit rating for the collateral is calculated from the weighted-average rating factor (“WARF”) for the collateral portfolio and then mapped to an appropriate spread. WARF is based on a 10,000 point scale designed by Moody’s where lower numbers indicate better credit quality. Ratings are not spaced equally on this scale because the marginal difference in default probability at higher rating quality is much less than at lower rating levels. MBIA Corp. obtains WARF from the most recent trustee’s report or MBIA Corp. calculates it based on the collateral credit ratings. For a WARF calculation, MBIA Corp. identifies the credit ratings of all collateral (using, in order of preference as available, Moody’s, S&P or Fitch ratings), then converts those credit ratings into a rating factor on the WARF scale, average those factors (weighted by par) to create a portfolio WARF, and then maps the portfolio WARF back into an average credit rating for the pool. MBIA Corp. then applies this pool rating to a market spread table or index appropriate for the collateral type to determine the generic spread for the pool, which becomes the market-implied default input into the BET model.

•	If there is a high dispersion of ratings within a collateral pool, the collateral is segmented into different rating buckets and each bucket is used in calculating the overall average.

•

When spreads are not available on either a collateral-specific basis or ratings-based generic basis, MBIA Corp. uses its hierarchy of spread sources (discussed below) to identify the most appropriate spread for that asset class to be used in the model.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven partly by an assessment of the credit quality of the referenced security, there are factors which create significant differences, such as CDS spreads can be driven by speculative activity since the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Spread Hierarchy:

•	Actual collateral-specific credit spreads. If up-to-date and reliable market-based spreads are available, they are used.

•	Sector-specific spreads (JP Morgan and Bank of America Securities-Merrill Lynch (“BAS-ML”) spread tables by asset class and rating).

•	Corporate spreads (Bloomberg and Risk Metrics spread tables based on rating).

•

Benchmark from most relevant spread source (for example, if no specific spreads are available and corporate spreads are not directly relevant, an assumed relationship is used between corporate spreads or sector-specific spreads and collateral spreads). Benchmarking can also be based on a combination of market spread data and fundamental credit assumptions.

For example, if current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate cash spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. An example is tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

As of March 31, 2010, sector-specific spreads were used in 11% of the transactions. Corporate spreads were used in 33% of the transactions and spreads benchmarked from the most relevant spread source (number 4 above) were used for 56% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy. For example, for some transactions MBIA Corp. used actual collateral-specific credit spreads (number 1 above) in combination with a calculated spread based on an assumed relationship (number 4 above). In those cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source (number 4 above) even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral WARF. No Level 1 spreads are based on WARF, all Level 2 and 3 spreads are based on WARF and some Level 4 spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spread was used for 85% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the hierarchy, but MBIA Corp. sometimes moves to lower priority inputs because of discontinued data sources or because MBIA Corp. considers higher priority inputs no longer representative of market spreads. This occurs when transaction volume changes such that a previously used spread index is no longer viewed to reflect current market levels.

b. Diversity Scores

The diversity score is a measure to estimate the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. For example, if a portfolio of 100 assets had a diversity score of 50, this means that the 100 correlated assets are assumed to have the same loss distribution as 50 uncorrelated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on Moody’s methodology but uses MBIA Corp.’s internal assumptions on default correlation, including variables such as collateral rating and amount, asset type and remaining life.

c. Recovery Rate

The recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data. In 2009, MBIA Corp. lowered recovery rates for CMBS collateral, and certain RMBS, ABS and collateralized loan obligation (“CLO”) collateral.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

History of Input Adjustments

Approximately $44.6 billion gross par of MBIA Corp.’s insured derivative transactions as of March 31, 2010 include substantial amounts of CMBS and commercial mortgage collateral. Prior to 2008, MBIA Corp. had used spreads drawn from CMBX indices and CMBS spread tables as pricing input on the underlying referenced collateral in these transactions. In 2008, as the financial markets became illiquid, MBIA Corp. observed a significant disconnect between cumulative loss expectations of market analysts on underlying commercial mortgages, which were based on the continuation of low default and loss rates, and loss expectations implied by the CMBX indices and CMBS spread tables. In addition, due to financial market uncertainty since last year, transaction volume in CMBS and trading activity in the CMBX were both dramatically lower than in prior periods. MBIA Corp. also considered that the implied loss rates within the CMBX index were much higher than that forecast by fundamental researchers and MBIA Corp.’s internal analysis. As a result of these issues, MBIA Corp. concluded that the CMBX indices and the CMBS spread tables were unreliable model inputs for the purpose of estimating fair value in MBIA Corp.’s hypothetical market among monoline insurers.

As a result, in the first quarter of 2008, MBIA Corp. modified the spread used for these transactions to reflect a combination of market spread pricing and third-party fundamental analysis of CMBS credit. MBIA Corp.’s revised spread input was a CMBX index analog that combines expectations for CMBS credit performance (as forecasted by the average of three investment banks’ research departments) together with the illiquidity premium implied by the CMBX indices. The illiquidity premium MBIA Corp. used was the senior triple-A tranche spread of the CMBX index that matched the origination vintage of collateral in each transaction. For example, collateral originated in the second half of 2006 used the triple-A tranche spread of the CMBX series 1 as the illiquidity premium. The sum of the illiquidity premium plus the derived credit spread based on the average cumulative net loss estimates of three investment banks’ research departments was used as a CMBX analog index.

In the third quarter of 2009, MBIA Corp. reassessed the reasonableness of CMBX inputs. CMBX levels are now quoted in price terms instead of spread. It was observed that trading activity in CMBX indices is more liquid than in recent quarters. There has also been some convergence between the loss rates implied by the CMBX index and that of fundamental analysts. During the third quarter of 2009 CMBX prices improved (implying a lower loss rate) while fundamental assessments of the loss rates for CMBS increased. MBIA Corp. concluded that it was again appropriate and reasonable to use CMBX as an input for the BET model.

Current CMBX Input Adjustment

Since CMBX is quoted in price terms and the BET model requires a spread input, it is necessary to convert CMBX prices to spreads. To do this, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced CMBX triple-A series. As of March 31, 2010 the highest priced triple-A CMBX index was series 1 and its price was $93.73 corresponding to an illiquidity premium of 6.27%. MBIA Corp. assumed that the price of each CMBX index has two components: an illiquidity component and a loss component. So the market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to a spread using an internal estimate of duration. The illiquidity premium was also converted to a spread using the same approach and the CMBX spread was calculated as the sum of those two numbers.

e. Other Input Adjustments

During the third quarter of 2009, MBIA Corp. modified its inputs for RMBS collateral in insured CDO-squared transactions because an appropriate source was no longer available for RMBS collateral spreads. Previously, spread levels were provided by securities firms, however, these firms no longer provide this information. As a result, MBIA Corp. assumed that all RMBS collateral defaulted and there was a recovery based on the current recovery rate assumption.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

f. Nonperformance Risk

In compliance with the requirements of fair value measurements accounting standards, MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates the market’s assessment of the contract obligor’s ability to honor the contract, which reflects the MBIA Corp.’s own nonperformance risk and the nonperformance risk of MBIA Corp.’s reinsurers. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s and the reinsurers’ CDS spreads (or an estimate if there is not a traded CDS contract referencing a reinsurer) as of March 31, 2010. The CDS spreads assigned to each deal are based on the weighted-average life of the deal.

In the fourth quarter of 2009, MBIA Corp. enhanced the calculation of nonperformance risk for certain multi-sector and corporate CDOs. MBIA Corp. previously used the weighted average life of the overall transaction to calculate nonperformance risk. For the transactions affected, the timing of potential modeled loss varies significantly by the type of collateral that generates the loss. Therefore, the nonperformance risk calculation was adjusted to reflect the potential timing of loss for each collateral type.

Beginning in the first quarter of 2009, MBIA Corp. limited the impact of its CDS spreads so that the derivative liability, after giving effect to nonperformance risk, could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

B. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model was developed internally to address weaknesses in MBIA Corp.’s BET model specific to valuing insured multi-sector CDOs, as previously discussed. There are three steps in the model. First, market prices are obtained or estimated for all collateral within a transaction. Second, the present value of the market-implied potential losses is calculated for the transaction, assuming that MBIA Corp. defers all principal losses to the legal final maturity. This is determined by the contractual terms of each agreement and interest rates. Third, the impact of nonperformance risk is calculated.

2. Model Strengths and Weaknesses

The primary strengths of the Direct Price Model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, legal final maturity, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model.

•

The model uses market inputs for each transaction with the most relevant being market prices for collateral, MBIA Corp.’s CDS and derivative recovery rate level and interest rates. Most of the market inputs are observable.

The primary weaknesses of the Direct Price Model are:

•	There is no market in which to test and verify the fair values generated by MBIA Corp.’s model.

•	There are diverse approaches to estimating fair value of similar transactions among other financial guarantee insurance companies.

•

The model does not take into account potential future volatility of collateral prices. When the market value of collateral is substantially lower than insured par and there is no or little subordination left in a transaction, which is the case for most of the transactions marked with this model, MBIA Corp. believes this assumption still allows a reasonable estimate of fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

3. Model Inputs

•	Collateral prices

MBIA Corp. was able to obtain broker quotes for the majority of the collateral. For any collateral not directly priced, a matrix pricing grid was used based on security type and rating. For each security that was not directly priced, an average was used based on securities with the same rating and security type categories.

•	Interest rates

The present value of the market-implied potential losses was calculated, assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculated potential interest payments in each period and the potential principal loss at the legal final maturity date. These cash flows were discounted using the LIBOR flat swap curve.

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of March 31, 2010, MBIA Corp.’s net insured derivative liability of $6.0 billion comprised the fair values of insured derivatives included in “Derivative assets” and “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets was $663 million and $6.7 billion, respectively, based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation results in a pre-tax insured net derivative liability which is $12.8 billion lower than the net liability that would have been estimated if MBIA Corp. did not include nonperformance risk in its valuation. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. For example, new insured transactions that resemble existing (previously insured) transactions would be considered, as would negotiated settlements of existing transactions. This data has been scarce in recent periods.

MBIA Corp. believes that it is important to apply its valuation techniques consistently. However, MBIA Corp. may consider making changes in the valuation technique if the change results in a measurement that is equally or more representative of fair value under current circumstances.

Financial Guarantees

Gross Financial Guarantees—MBIA Corp. estimates the fair value of its gross financial guarantee liability using a discounted cash flow model with significant inputs that include (i) an assumption of expected loss on financial guarantee policies for which case basis reserves have not been established, (ii) the amount of loss expected on financial guarantee policies for which case basis reserves have been established, (iii) the cost of capital reserves required to support the financial guarantee liability, and (iv) the discount rate. The MBIA Corp. CDS spread and recovery rate are used as the discount rate and incorporates the nonperformance risk of MBIA Corp. The discount rates incorporate the nonperformance risk of MBIA Corp. As MBIA Corp.’s gross financial guarantee liability represents its obligation to pay claims under its insurance policies, MBIA Corp.’s calculation of fair value does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of MBIA Corp.’s gross financial guarantee liability consists of deferred premium revenue and loss and loss adjustment expense reserves (“LAE”) as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees—MBIA Corp. estimates the fair value of its ceded financial guarantee liability by calculating the portion of the gross financial guarantee liability that has been ceded to reinsurers. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of March 31, 2010 and December 31, 2009:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2010
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$166	$3	$-	$169
Foreign governments	441	52	13	506
Corporate obligations	-	82	72	154
Mortgage-backed securities:
Residential mortgage-backed agency	-	4	-	4
Residential mortgage-backed non-agency	-	88	-	88
Commercial mortgage-backed	-	51	9	60
Asset-backed securities
Other asset-backed	-	106	91	197

Total	607	386	185	1,178
State and municipal bonds:
Tax-exempt bonds	-	63	44	107
Taxable bonds	-	18	-	18

Total state and municipal bonds	-	81	44	125

Total fixed-maturity investments	607	467	229	1,303
Other investments:
Other investments	7	1	-	8
Money market securities	489	-	-	489

Total other investments	496	1	-	497
Derivative assets:
Credit derivatives	-	12	654	666
Currency derivatives	-	4	-	4

Total derivative assets	-	16	654	670
Assets of consolidated VIEs:
Corporate obligations	9	305	81	395
Loans receivable	-	-	2,434	2,434
Mortgage-backed securities:
Residential mortgage-backed agency	-	13	-	13
Residential mortgage-backed non-agency	-	2,760	65	2,825
Commercial mortgage-backed	-	767	97	864
Asset-backed securities
Collateralized debt obligations	-	577	326	903
Other asset-backed	-	271	146	417
Loan repurchase commitments	-	-	715	715
Derivative assets
Credit derivatives	-	-	82	82

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Interest rate derivatives	-	18	-	18

Total assets	$1,112	$5,195	$4,829	$11,136

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$31	$6,688	$6,719
Liabilities of consolidated VIEs:
VIE notes	-	1,936	5,370	7,306
Derivative liabilities:
Credit derivatives	-	-	349	349
Interest rate derivatives	-	628	-	628

Total liabilities	$-	$2,595	$12,407	$15,002

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2009
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$129	$2	$-	$131
Foreign governments	470	57	12	539
Corporate obligations	-	53	70	123
Mortgage-backed securities
Residential mortgage-backed agency	-	4	-	4
Residential mortgage-backed non-agency	-	190	-	190
Commercial mortgage-backed	-	46	7	53
Asset-backed securities
Collateralized debt obligations	-	-	14	14
Other asset-backed	-	321	28	349

Total	599	673	131	1,403
State and municipal bonds
Tax-exempt bonds	-	63	50	113

Total fixed-maturity investments	599	736	181	1,516
Other investments:
Other investments	8	-	-	8
Money market securities	674	-	-	674

Total other investments	682	-	-	682
Derivative assets	-	24	752	776
Assets of consolidated VIEs:
Corporate obligations	8	120	-	128
Mortgage-backed securities
Residential mortgage-backed non-agency	-	-	151	151
Commercial mortgage-backed	-	-	3	3
Asset-backed securities
Collateralized debt obligations	-	-	43	43
Other asset-backed	-	-	192	192

Total assets	$1,289	$880	$1,322	$3,491

Liabilities:
Derivative liabilities	$-	$32	$4,550	$4,582

Total liabilities	$-	$32	$4,550	$4,582

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Level 3 Analysis

Level 3 assets were $4.8 billion and $1.3 billion as of March 31, 2010 and December 31, 2009, respectively, and represented 43% and 38%, respectively, of total assets measured at fair value, respectively. Level 3 liabilities were $12.3 billion and $4.5 billion as of March 31, 2010 and December 31, 2009, respectively, and represented 83% and 99%, respectively, of total liabilities measured at fair value.

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended March 31, 2010 and 2009:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2010

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3	Transfers out of Level 3	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held at March 31, 2010
Assets:
Foreign governments	$12	$-	$-	$-	$1	$-	$-	$-	$13	$-
Corporate obligations	70	-	-	3	(1)	9	-	(10)	71	-
Residential mortgage-backed non-agency	1	-	-	-	-	(1)	-	-	-	-
Commercial mortgage-backed	7	-	-	1	-	1	-	-	9	-
Collateralized debt obligations	-	-	-	-	-	-	-	-	-	-
Other asset-backed	122	-	-	(36)	-	(2)	8	-	92	-
State and municipal tax-exempt bonds	49	-	-	-	-	(5)	-	-	44	-
Securities under agreements to resell	-	-	-	-	-	-	-	-	-	-
Assets of consolidated VIEs:
Corporate obligations	-	-	-	-	-	81	-	-	81	-
Loans receivable	-	-	-	-	19	2,415	-	-	2,434	-
Loan repurchase commitments	-	-	-	-	-	715	-	-	715	-
Residential mortgage-backed agency	-	-	-	-	-	-	-	-	-	-
Residential mortgage-backed non-agency	151	-	-	-	-	(86)	-	-	65	-
Commercial mortgage-backed	3	-	-	-	-	94	-	-	97	-
Collateralized debt obligations	56	-	-	-	-	270	-	-	326	-
Other asset-backed	98	-	-	-	-	48	-	-	146	-

Total assets	$569	$-	$-	$(32)	$19	$3,539	$8	$(10)	$4,093	$-

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held at March 31, 2010
Liabilities:
Derivative contracts, net	$3,798	$(63)	$2,298	$-	$-	$-	$-	$-	$6,033	$2,254
VIE notes	-	-	16	-	6	5,349	-	-	5,371	16
Derivative contracts, net	-	-	(42)	-	-	308	-	-	266	(42)

Total liabilities	$3,798	$(63)	$2,272	$-	$6	$5,657	$-	$-	$11,670	$2,252

(1) - Transferred in and out at the end of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2009

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held at March 31, 2009
Assets:
Foreign governments	$104	$-	$-	$(2)	$(4)	$(18)	$(56)	$24	$-
Corporate obligations	119	-	-	(3)	-	(4)	(12)	100	-
Residential mortgage-backed non-agency	16	-	-	(7)	-	3	(10)	2	-
Commercial mortgage-backed	5	-	-	-	-	-	-	5	-
Collateralized debt obligations	-	-	-	-	-	-	-	-	-
Other asset-backed	35	(9)	-	10	-	(2)	-	34	-
State and municipal tax-exempt bonds	49	-	-	-	-	29	-	78	-
Securities under agreements to resell	-	-	-	-	-	-	-	-	-
Assets of consolidated VIEs:
Residential mortgage-backed non-agency	213	-	-	-	-	-	-	213	-
Commercial mortgage-backed	-	-	-	-	-	-	-	-	-
Collateralized debt obligations	51	-	-	(2)	-	-	-	49	-
Other asset-backed	368	-	-	(37)	-	-	-	331	-

Total assets	$960	$(9)	$-	$(41)	$(4)	$8	$(78)	$836	$-

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held at March 31, 2009
Liabilities:
Derivative contracts, net	$5,468	$(31)	$(1,609)	$-	$-	$30	$(19)	$3,839	$(1,629)
Liabilities of consolidated VIEs:
Derivative contracts, net	-	-	-	-	-	-	-	-	-

Total liabilities	$5,468	$(31)	$(1,609)	$-	$-	$30	$(19)	$3,839	$(1,629)

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $8 million and $10 million, respectively, for the three months ended March 31, 2010. Transfers into and out of Level 2 were $10 million and $8 million, respectively, for the three months ended March 31, 2010. Transfers out of Level 3 were principally for corporate obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 2 were principally for other-asset backed securities. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers in or out of Level 1. For the three months ended March 31, 2010, the net unrealized loss related to the transfers into Level 3 was $130 thousand and the net unrealized gain related to the transfers out of Level 3 was $81 thousand.

Transfers out of Level 3 were $98 million for the three months ended March 31, 2009. These transfers were principally for available-for-sale securities where inputs, which are significant to their valuation, became unobservable or observable during the quarter. These inputs included spreads, prepayment speeds, yield curves observable at commonly quoted intervals, and market corroborated inputs. Foreign governments, corporate obligations and residential mortgage-backed non-agency comprised the majority of the transferred instruments. For the three months ended March 31, 2009, the net unrealized loss related to transfers out of Level 3 was $9 million.

All fair value hierarchy designations are made at the end of each reporting period.

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the three months ended March 31, 2010 and 2009 are reported on the consolidated statements of operations as follows:

	As of March 31, 2010
				Consolidated VIEs

In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(2,298)	$63	$-	$-	$26

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held at March 31, 2010	$(2,254)	$-	$-	$-	$26

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

	As of March 31, 2009
				Consolidated VIEs

In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$1,609	$22	$-	$-	$-

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held at March 31, 2009	$1,629	$-	$-	$-	$-

Fair Value Option

MBIA Corp. elected, under the provision of fair value measurements and disclosures, to record at fair value certain financial instruments of the VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of variable interest entities. Refer to “Note 3: Recent Accounting Pronouncements” for a description of the adoption and election of the aforementioned accounting guidance.

The following table presents the changes in fair value included in the MBIA Corp.’s consolidated income statement for the three months ended March 31, 2010 and 2009, for all financial instruments for which the fair value option was elected.

	Three Months Ended March 31, 2010

In millions	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value
Fixed-maturity securities at fair value	$15	$21	$36
Loans receivable at fair value:
Mortgage loans	238	220	458
Other loans	(26)	-	(26)
Loan repurchase commitments	216	63	279
Other Assets	-	159	159
VIE notes	(291)	(333)	(624)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of March 31, 2010 and December 31, 2009, for loans and long-term debt for which the fair value option has been elected.

	As of March 31, 2010
In millions	Contractual Outstanding Principal	Fair Value	Difference
Loans receivable at fair value:
Residential Mortgage loans	$3,576	$1,725	$1,851
Residential Mortgage loans (90 days or more past due)	238	-	238
Other loans	480	170	310
Other loans (90 days or more past due)	1,215	539	676

Total loans receivable at fair value	$5,509	$2,434	$3,075

VIE notes	$24,640	$7,306	$17,334

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 6: Fair Value Measurements (continued)

Substantially all gains and losses on the loans receivable and the long-term debt included in earnings during the period are attributable to changes in credit risk. This is primarily due to the high rate of defaults on loans in the investment portfolio as well as the collateral backing the long-term debt resulting in depressed pricing of the financial instruments.

Note 7: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments primarily comprise equity investments, including those accounted for under the equity method in accordance with the equity method for investments in common stock and highly rated perpetual securities that bear interest and are callable by the issuer. The following tables present the amortized cost, fair value and other-than-temporary impairments of available-for-sale fixed-maturity and other investments included in the consolidated investment portfolio of MBIA Corp. as of March 31, 2010 and December 31, 2009:

	March 31, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$170	$1	$(2)	$169	$-
Foreign governments	484	22	-	506	-
Corporate obligations	160	4	(10)	154	-
Mortgage-backed securities:
Residential mortgage-backed agency	4	-	-	4	-
Residential mortgage-backed non-agency	67	23	(2)	88	-
Commercial mortgage-backed	56	5	(1)	60	-
Asset-backed securities:
Other asset-backed	228	5	(36)	197	-

Total	1,169	60	(51)	1,178	-
State and municipal bonds:
Tax-exempt bonds	106	3	(2)	107	-
Taxable bonds	18	-	-	18	-

Total state and municipal bonds	124	3	(2)	125	-

Total fixed-maturity investments	1,293	63	(53)	1,303	-
Other investments:
Other investments	7	1	-	8	-
Money market securities	489	-	-	489	-

Total other investments	496	1	-	497	-

Total available-for-sale investments	$1,789	$64	$(53)	$1,800	$-

(1) - Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss) since the adoption of the accounting guidance for other-than-temporary impairments.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2009
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$132	$1	$(1)	$132	$-
Foreign governments	517	22	-	539	-
Corporate obligations	133	3	(13)	123	-
Mortgage-backed securities:
Residential mortgage-backed agency	4	-	-	4	-
Residential mortgage-backed non-agency	170	36	(16)	190	-
Commercial mortgage-backed	55	1	(3)	53	-
Asset-backed securities:
Collateralized debt obligations	14	-	-	14	-
Other asset-backed	339	10	(3)	346	-

Total	1,364	73	(36)	1,401	-
State and municipal bonds:
Tax-exempt bonds	111	3	(2)	112	-

Total state and municipal bonds	111	3	(2)	112	-

Total fixed-maturity investments	1,475	76	(38)	1,513	-
Other investments:
Other investments	8	-	-	8	-
Money market securities	674	-	-	674	-

Total other investments	682	-	-	682	-
Assets of consolidated VIEs:
Mortgage-backed securities:
Residential mortgage-backed non-agency	191	-	(40)	151	(69)
Commercial mortgage-backed	4	-	(1)	3	(1)
Asset-backed securities:
Collateralized debt obligations	53	-	(11)	42	(15)
Other asset-backed	279	-	(85)	194	(86)

Total assets of consolidated VIEs	527	-	(137)	390	(171)

Total available-for-sale investments	$2,684	$76	$(175)	$2,585	$(171)

(1) - Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss) since the adoption of the accounting guidance for other-than-temporary impairment.

Fixed-maturity investments carried at fair value of $8 million as of March 31, 2010 and December 31, 2009, were on deposit with various regulatory authorities to comply with insurance laws.

MBIA Corp., through consolidated VIEs, held fixed-maturity securities at fair value of $5.4 billion as of March 31, 2010. As of December 31, 2009, MBIA Corp. held fixed maturity trading securities with a fair value of $128 million through a consolidated VIE.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 7: Investments (continued)

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of March 31, 2010. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$349	$355
Due after one year through five years	300	315
Due after five years through ten years	144	149
Due after ten years through fifteen years	92	85
Due after fifteen years	53	50
Mortgage-backed	127	152
Asset-backed	228	197

Total fixed-maturity investments	$1,293	$1,303

Investments that are held-to-maturity are reported on MBIA Corp.’s balance sheet at amortized cost. These investments, which relate to MBIA Corp.’s consolidated VIEs, consist of floating and fixed rate securities. As of March 31, 2010, the amortized cost and fair value of held-to-maturity investments totaled $2.8 billion and $2.6 billion, respectively. There were no unrecognized gross gains and unrecognized gross losses were $197 million. As of December 31, 2009, the amortized cost and fair value of held-to-maturity investments totaled $1.2 billion and $1.1 billion, respectively. There were no unrecognized gross gains or unrecognized gross losses were $54 million. The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost as of March 31, 2010:

			Consolidated VIEs
In millions	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$0	$0	$-	$-
Due after one year through five years	1	1	-	-
Due after five years through ten years	1	1	-	-
Due after ten years through fifteen years	-	-	-	-
Due after fifteen years	-	-	2,840	2,643
Mortgage-backed	-	-	-	-
Asset-backed	-	-	-	-

Total held-to-maturity investments(1)	$2	$2	$2,840	$2,643

(1) - Includes $2 million related to tax credit investments reported in “Other investments” on the balance sheet.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 7: Investments (continued)

As of March 31, 2010 MBIA Corp. recorded net unrealized gains of $11 million and net unrealized losses of $99 million as of December 31, 2009, on available-for-sale fixed-maturity and other investments, which included $53 million and $175 million, respectively, of gross unrealized losses. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of March 31, 2010 and December 31, 2009 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	March 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$35	$(2)	$-	$-	$35	$(2)
Foreign governments	3	0	3	0	6	-
Corporate obligations	68	(7)	21	(3)	89	(10)
Mortgage-backed securities:
Residential mortgage-backed non-agency	11	(1)	8	(1)	19	(2)
Commercial mortgage-backed	1	0	8	(1)	9	(1)
Asset-backed securities:
Other asset-backed	24	0	70	(36)	94	(36)

Total	142	(10)	110	(41)	252	(51)
State and municipal bonds:
Tax-exempt bonds	1	0	44	(2)	45	(2)

Total state and municipal bonds	1	0	44	(2)	45	(2)

Total	$143	$(10)	$154	$(43)	$297	$(53)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$29	$(1)	$-	$-	$29	$(1)
Foreign governments	1	-	37	-	38	-
Corporate obligations	68	(11)	20	(2)	88	(13)
Mortgage-backed securities:
Residential mortgage-backed non-agency	61	(11)	26	(5)	87	(16)
Commercial mortgage-backed	16	(1)	7	(2)	23	(3)
Asset-backed securities:
Other asset-backed	69	(2)	10	(1)	79	(3)

Total	244	(26)	100	(10)	344	(36)
State and municipal bonds:
Tax-exempt bonds	21	(1)	29	(1)	50	(2)

Total state and municipal bonds	21	(1)	29	(1)	50	(2)
Assets of consolidated VIEs:
Mortgage-backed securities:
Residential mortgage-backed non-agency	151	(40)	-	-	151	(40)
Commercial mortgage-backed	3	(1)	-	-	3	(1)
Asset-backed securities:
Collateralized debt obligations	42	(11)	-	-	42	(11)
Other asset-backed	193	(85)	-	-	193	(85)

Total assets of consolidated VIEs	389	(137)	-	-	389	(137)

Total	$654	$(164)	$129	$(11)	$783	$(175)

The following table presents the gross unrealized losses of held-to-maturity investments as of March 31, 2010 and December 31, 2009. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s balance sheet. The table segregates investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	March 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of Consolidated VIEs
Corporate	$2,643	$(197)	$-	$-	$2,643	$(197)

Total	$2,643	$(197)	$-	$-	$2,643	$(197)

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of Consolidated VIEs
Corporate	$1,046	$(54)	$-	$-	$1,046	$(54)

Total	$1,046	$(54)	$-	$-	$1,046	$(54)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 7: Investments (continued)

As of March 31, 2010 and December 31, 2009, MBIA Corp.’s available-for-sale fixed-maturity, other investment and held-to-maturity investment portfolios’ gross unrealized losses totaled $250 million and $229 million, respectively. The weighted-average contractual maturity of securities in an unrealized loss position as of March 31, 2010 and December 31, 2009 was 28 years and 24 years, respectively. As of March 31, 2010, there were 56 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $43 million. Within the 56 securities, the book value of 31 securities exceeded market value by more than 5%. As of December 31, 2009, there were 53 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $12 million. Within the 53 securities, the book value of 32 securities exceeded market value by more than 5%.

MBIA Corp. has evaluated whether the unrealized losses in its investment portfolios were other-than-temporary considering the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell these securities and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of March 31, 2010 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. will reevaluate the unrealized losses in its investment portfolios and determine whether an impairment loss should be realized in current earnings. Refer to “Note 8: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 8: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Three Months Ended March 31,
In millions	2010	2009
Gross investment income
Fixed-maturity	$24	$61
Held-to-maturity	0	1
Short-term investments	2	4
Other investments	9	21
Consolidated VIEs	10	21

Gross investment income	45	108
Investment expenses	2	2

Net investment income	43	106
Realized gains and losses
Fixed-maturity
Gains	5	12
Losses	(0)	(4)

Net	5	8
Other investments
Gains	-	2
Losses	-	(1)

Net	-	1
Consolidated VIEs
Gains	57	-
Losses	(131)	(34)

Net	(74)	(34)
Other
Gains	0	0
Losses	(0)	(1)

Net	0	(1)
Total net realized gains (losses)(1)	(69)	(26)

Total investment income	$(26)	$80

(1) - Includes losses from other-than-temporary impairments.

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2010 and 2009. Additionally, it also included the effects of three newly consolidated VIEs when MBIA became the primary beneficiary during the first quarter of 2010

For the three months ended March 31, 2010, net realized losses from Consolidated VIEs of $74 million was primarily the result of consolidation of three VIEs after elimination of intercompany balances. For the three months ended March 31, 2009, net realized losses from consolidated VIEs of $34 million resulted from an other-than-temporary impairment of an asset-backed security.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 8: Investment Income and Gains and Losses (continued)

A portion of certain other-than-temporary impairment losses on fixed-maturity securities is recognized in accumulated other comprehensive income (loss). The following table presents the amount of credit loss impairments on fixed-maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the other-than-temporary impairment losses was recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts.

Credit Losses Recognized in Earnings Related to Other-Than-Temporary Impairments	(in millions)
Balance, December 31, 2009	$93

Accounting transition adjustment(1)	(93)

Balance, March 31, 2010	$-

(1) - Reflects the adoption of the accounting principles for the consolidation of VIEs.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

In millions	As of March 31, 2010	As of December 31, 2009
Fixed-maturity:
Gains	$60	$73
Losses	(53)	(175)
Foreign exchange	(38)	(78)

Net(1)	(31)	(180)
Other investments:
Gains	1	-
Losses	-	-

Net	1	-

Total	(30)	(180)
Deferred income taxes provision (benefit)	(6)	5

Unrealized gains (losses), net	$(24)	$(185)

(1) - Includes $137 million of net unrealized losses from consolidated VIEs as of December 31, 2009.

The change in net unrealized gains (losses), including the portion of other-than-temporary impairments included in accumulated other comprehensive loss, consisted of:

In millions	As of March 31, 2010	As of December 31, 2009
Fixed-maturity(1)	$149	$120
Other investments	1	4

Total	150	124
Deferred income tax charged (credited)	(11)	69

Change in unrealized gains (losses), net	$161	$55

(1) - The three month change at March 31, 2010 includes $134 million of net unrealized gains due to the transition adjustment for the adoption of the accounting principles for consolidation of VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 9: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, as amended, which requires that all such transactions be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Fair value of derivative instruments is defined as the price that would be received to sell a derivative asset or paid to transfer a derivative liability (an exit price) in an orderly transaction between market participants at the measurement date.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded in “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on written CDS contracts, (ii) premiums paid and payable to reinsurers in respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. has insured derivatives primarily consisting of structured pools of CDSs that MBIA Corp. intends to hold for the entire term of the contract absent a negotiated settlement with the counterparty. MBIA Corp. reduces risks embedded in its insured portfolio through the use of reinsurance and by entering into derivative transactions. This includes cessions of insured derivatives under reinsurance agreements and capital markets transactions in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured credit derivative portfolio. Such arrangements are also accounted for as derivatives and recorded in MBIA Corp.’s financial statements at fair value.

Variable Interest Entities

The variable interest entities have entered into derivative transactions primarily consisting of interest rate and CDSs. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. CDSs are entered into to hedge credit risk or to replicate investments in cash.

Credit Derivatives Sold

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of March 31, 2010. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA Corp.

In millions		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	9.0 Years	$27,371	$20,860	$17,880	$20,193	$34,768	$121,072	$(6,663)
Non-insured credit default swaps-VIE	5.9 Years	-	-	-	-	1,251	1,251	(349)
Insured swaps	8.6 Years	-	311	303	3,127	1,416	5,157	(13)
All others	6.6 Years	-	-	-	-	195	195	(43)

Total notional		$27,371	$21,171	$18,183	$23,320	$37,630	$127,675

Total fair value		$(97)	$(339)	$(746)	$(1,134)	$(4,752)		$(7,068)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2009. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	9.1 Years	$36,417	$27,279	$37,526	$5,155	$20,114	$126,491	$(4,545)
Insured swaps	7.7 Years	-	25	323	3,289	1,445	5,082	(12)
Credit linked notes	28.3 Years	1	-	-	-	-	1	-
All others	6.5 Years	-	159	8	-	36	203	(25)

Total notional		$36,418	$27,463	$37,857	$8,444	$21,595	$131,777

Total fair value		$(186)	$(474)	$(1,182)	$(242)	$(2,498)		$(4,582)

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group in conjunction with representatives from its new business and risk divisions. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDSs are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDSs. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $118.9 billion. This amount is net of $21.4 billion of insured derivatives ceded under reinsurance agreements and capital market transactions in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives. The maximum potential amount of future payments (undiscounted) on insured swaps and credit linked notes sold are estimated as the notional value of such contracts.

MBIA may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA’s reinsurance arrangements provide that should MBIA pay a claim under a guarantee of a derivative contract, then MBIA could collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA may also have recourse through subrogation rights whereby if MBIA makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Impact

As of March 31, 2010 and December 31, 2009, MBIA Corp. reported derivative assets of $772 million and $776 million, respectively, and derivative liabilities of $7.7 billion and $4.6 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of March 31, 2010:

In millions
Derivatives Not Designated as Hedging Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Insured credit default swaps	$140,383	Derivative assets	$658	Derivative liabilities	$(6,663)
Non-insured credit default swaps-VIE	2,217	Derivative assets-VIE	83	Derivative liabilities-VIE	(349)
Insured swaps	5,157	Derivative assets	9	Derivative liabilities	(13)
Interest rate swaps -VIE	15,818	Derivative assets-VIE	4	Derivative liabilities-VIE	(628)
Credit linked notes	-	Derivative assets	-	Derivative liabilities	-
All other	475	Derivative assets	4	Derivative liabilities	(43)
All other-VIE	442	Derivative assets-VIE	14	Derivative liabilities-VIE	-

Total derivatives	$164,492		$772		$(7,696)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2009:

In millions
Derivatives Not Designated as Hedging Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Insured credit default swaps	$147,153	Derivative assets	$756	Derivative liabilities	$(4,545)
Insured swaps	5,081	Derivative assets	9	Derivative liabilities	(12)
Credit linked notes	1	Derivative assets	-	Derivative liabilities	-
All other	428	Derivative assets	11	Derivative liabilities	(25)

Total derivatives	$152,663		$776		$(4,582)

The following tables show the effect of derivative instruments on the consolidated statement of operations for the three months ended March 31, 2010:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(2,217)

Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(34)

Non-insured credit default swaps -VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	43

Insured swaps	Unrealized gains (losses) on insured derivatives	(1)

Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange	(32)

All other	Unrealized gains (losses) on insured derivatives	(17)

All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(7)

All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange	(7)

Total		$(2,272)

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following tables show the effect of derivative instruments on the consolidated statement of operations for the three months ended March 31, 2009:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,616

Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	$-

Insured swaps	Unrealized gains (losses) on insured derivatives	$1

Insured swaps	Realized gains (losses) and other settlements on insured derivatives	32

All other	Unrealized gains (losses) on insured derivatives	(7)

Total		$1,642

Note 10: Loss and Loss Adjustment Expense Reserves

For the three months ended March 31, 2010, MBIA Corp. incurred $189 million of loss and loss adjustment expense(“LAE”). Included in the $189 million were gross losses related to actual and expected future payments of $381 million, of which $140 million related to insured RMBS transactions. Offsetting these losses were actual and estimated potential recoveries of $143 million and reinsurance of $49 million. Included in the $143 million of recoveries were $42 million of potential recoveries related to MBIA Corp.’s RMBS transactions and approximately $101 million related to an increase in expected recoveries on unpaid losses. The $42 million of RMBS loss recoveries comprised approximately $151 million related to recoveries of amounts expected to be paid from excess cash flows within the securitizations offset by a $109 million decrease in estimates of potential recoveries resulting from ineligible mortgages included in insured second-lien residential mortgage and alternative A-paper (“Alt-A”) securitizations that are subject to a contractual obligation by sellers/servicers to repurchase or replace such mortgages.

Total paid activity, net of reinsurance and collections, for the three months ended March 31, 2010 of $340 million primarily related to $339 million in payments for insured RMBS transactions. For the three months ended March 31, 2010, estimated recoveries on paid losses totaled $156 million and were primarily related to insured RMBS transactions. MBIA Corp. had an insurance loss recoverable of $1.9 billion as of March 31, 2010 and $2.4 billion as of December 31, 2009. Amounts due to reinsurers related to insurance loss recoverable totaled $43 million as of March 31, 2010, and $77 million as of December 31, 2009, and are included in “Other liabilities” on MBIA Corp.’s consolidated balance sheets.

RMBS Recoveries

In 2010, MBIA Corp. continued its review of mortgage loans in its insured transactions. As a result, MBIA Corp. revised the expected net cash inflows based on the increasing likelihood of potential recoveries related to ineligible mortgage loans in certain insured first and second-lien residential mortgage loan securitizations where the sellers/servicers have a contractual obligation to repurchase or replace ineligible mortgage loans. MBIA Corp.’s recovery outlook is primarily based upon the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

2.	the improvement in the financial strength of issuers due to mergers and acquisitions and/or government assistance, which will facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. Any credit risk associated with these sponsors (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

3.	evidence of loan repurchase/substitution compliance by sellers/servicers for put-back requests made by other harmed parties with respect to ineligible loans that are similar to the type of nature of ineligible loans that have been identified in MBIA Corp.’s insured home equity lines of credit (“HELOCs”) and closed-end second mortgages (“CES”) portfolios, including substantial amounts paid to Federal Home Loan Mortgage Corporation (“FHLMC”) for substantially similar claims;

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

4.	the favorable outcome for MBIA on Defendants’ motions to dismiss in the actions captioned MBIA Insurance Corp. v. Countrywide Home Loans, Inc.(“Countrywide”), et al, Index No. 08-602825 (N.Y. Sup. Ct.) and MBIA Insurance Corp. v. Residential Funding Co., LLC (“RFC”), Index No. 603552/08 (N.Y. Sup. Ct.) where the respective courts each allowed MBIA’s fraud claims against the Countrywide and RFC defendants to proceed; and

5.	reserves MBIA Corp. believes have been established by certain sellers/servicers to cover such obligations.

Forensic Review

Since 2008, MBIA Corp. engaged loan level forensic review consultants to re-underwrite/review a sample of the mortgage loan files underlying MBIA Corp.’s HELOC, CES and Alt-A transactions insured by MBIA Corp. As of March 31, 2010, MBIA’s insured transactions contained well over 400,000 individual mortgages, of which over 41,000 mortgage loans were reviewed within 32 insured issues containing first and second-lien mortgage loan securitizations. During their review, the consultants utilized the same underwriting guidelines that the originators were to have used to qualify borrowers when originally underwriting the loans and determined that there were a high proportion of ineligible mortgages within the sample. The forensic review consultants graded the individual mortgages that were sampled into an industry standard three level grading scale, defined as i) Level 1 - loans complied with specific underwriting guidelines, ii) Level 2 - loans contained some deviation from underwriting guidelines but also contained sufficient mitigating factors, iii) Level 3 - loans contained material deviation from the underwriting guidelines.

The consultants further stratify the Level 3 exceptions into the following five categories: Appraisal Breaches, Credit Breaches, Compliance Breaches, Credit and Compliance Breaches and Missing Documentation Breaches. Examples of breaches within these strata include:

•	Appraisal Breaches: missing appraisals, defects in the title, missing title, and related errors/omissions with regards to the appraisal process.

•

Credit Breaches: unreasonably stated income, missing income verification, debt to income ratio in excess of stated guidelines, FICO score outside of stated guidelines, and related deficiencies in the loan file or application.

•	Compliance Breaches: for examples, missing Regulation B and or Regulation Z forms and or, missing good faith estimates.

•	Credit and Compliance Breaches: loans which reflect both credit and compliance issues.

•	Missing Documentation Breaches: missing documentation in the loan file.

As of March 31, 2010, MBIA recognized estimated potential recoveries, net of insurance, of $1.2 billion. This amount excludes $715 million that was reclassified to “Loan Repurchase Commitment” on MBIA Corp.’s consolidated balance sheets as a result of consolidating VIEs. These recoveries were based on the expected values of transaction-specific distributions of possible outcomes (factoring in all known uncertainties). The outcomes include: 1) recovery of amounts related to charged off loan files that MBIA Corp. has already reviewed and found to breach representations; 2) recovery of amounts related to currently performing loans expected to be charged off in the future, assuming breach rates on those loans are consistent with breach rates on the population of loans MBIA Corp. has reviewed; and 3) recoveries assuming sellers/servicers repurchase all loans that were deemed to be in breach of the sellers/servicers’ representations, estimated by applying the breach rates on loans MBIA Corp. has reviewed to the entire population of loans, including those not expected to be charged off. Probabilities are then assigned to each scenario, based on the extent of actual file reviews supporting the estimated recoveries, the risk of litigation, risk of error in determining breach rates, counterparty credit risk, the cost of litigation and potential for delay, and other sources of uncertainty. The sum of the probabilities assigned to all scenarios is 100 percent. Expected cash inflows from recoveries are discounted using the current risk-free rate associated with the underlying credit, which ranged from 1.72% to 3.90% depending upon the transaction’s expected average life.

MBIA Corp. also performed a credit assessment of sellers/servicers against whom MBIA Corp. has asserted breaches of contract and has determined that the sellers/servicers of loans for which MBIA Corp. has recognized potential recoveries have sufficient capital and resources to honor their obligations. MBIA Corp. has not recognized potential recoveries related to sellers/servicers that MBIA Corp. has determined did not have sufficient capital and resources to honor their obligations.

In turn, MBIA Corp. has submitted thousands of ineligible loans for repurchase/substitution to the sponsors or sellers/servicers. The unsatisfactory resolution of these contractual matters, in addition to the pervasive misrepresentations made by the certain sellers/servicers in inducing MBIA Corp. to write insurance of the transactions, has led MBIA Corp. to pursue litigation against three of these sellers/servicers seeking to enforce the sellers/servicers’ obligation to repurchase or replace ineligible mortgage loans, and seeking damages for both breaches of contractual obligations and fraud. MBIA Corp.’s forensic examination of loan repurchase/substitution requirements for various issuers remains ongoing.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. considered and will continue to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented as additional forensic reviews are performed as developments in the pending litigation proceedings occur or new litigation is initiated. These and other factors could influence the amount of the recoveries. MBIA Corp. utilized the results of the above described loan file examinations to make demands for loan repurchases from originators and servicers or their successors and, in certain instances, as a part of the basis for litigation filings. While MBIA Corp. believes that these ineligible mortgage loans are subject to repurchase or replacement obligations by the sellers/servicers, successful challenges of such determinations by the sellers/servicers could result in MBIA Corp. recovering less than the amount of its estimated potential recoveries and, therefore, recognizing higher incurred losses. As a result of the factors described above, MBIA Corp.’s estimate of potential recoveries could change materially in the future.

In accordance with the sellers’/servicers’ covenants, the sellers/servicers have the option to cure, repurchase, or substitute ineligible loans. An ineligible loan which qualifies for a repurchase would be removed from the trust by the sellers/servicers and in exchange for the loan the sellers/servicers would be required to remit to the trust the repurchase price. Generally, the repurchase price (or obligation) is defined as follows: (i) 100% of the loan balance thereof (without reduction for any amounts charged off) and (ii) unpaid accrued interest at the loan rate on the outstanding principal balance thereof from the due date to which interest was last paid by the borrower to the first day of the month following the month of purchase. The proceeds from the repurchase of an ineligible loan may differ from the amount of loss incurred by MBIA Corp. For example, transactions are typically structured to provide a greater amount of inflows from the loan pool than outflows from the notes issued. To the extent that inflows, net of defaulted loans, were adequate to cover all or a portion of the payments due on the notes issued, MBIA Corp. would only be entitled to recover the amount of loss it incurred, if any.

To date, sellers/servicers have not substituted loans which MBIA Corp. has put back. However, if a loan were to be substituted, the original loan would be removed from the trust by the sellers/servicers and all proceeds associated with the original loan would belong to the sellers/servicers. The sellers/servicers would then be required to place a new loan into the transaction and all future payments associated with the new loan would belong to the trust. Therefore, any defaults on the original loan would be recovered upon substitution.

MBIA Corp. believes that, on a contractual basis, the sellers/servicers in MBIA-insured mortgage transactions are obligated to cure, replace, or repurchase all the deficient loans for which MBIA Corp. has recorded potential recoveries. To date, only a nominal amount of the loans for which MBIA Corp. has incurred losses and put back have been repurchased. The unsatisfactory resolution of these put-backs has caused MBIA Corp. to initiate litigation with three of the sellers to enforce their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s $1.2 billion of estimated potential recoveries do not include damages from causes of action other than breach of contract for failure to repurchase specific loans. While two of the sellers/servicers of MBIA Corp.’s transactions filed motions to dismiss MBIA Corp.’s fraudulent inducement, indemnification, and certain other claims, they have not moved to dismiss MBIA Corp.’s breach of contract claims. Furthermore, the sellers’/servicers’ motions to dismiss MBIA Corp.’s fraud claims have been denied.

MBIA Corp. will continue to assess the level of expected recoveries as it completes additional forensic reviews on additional loans and progresses through the litigation proceedings that are ongoing at this time. As a result of additional loan reviews and the progression of litigation proceedings, MBIA Corp.’s estimate of recoveries could change materially in the future.

Loss and LAE Process and Reserves

MBIA Corp.’s Insured Portfolio Management Division (“IPM”) monitors MBIA Corp.’s outstanding insured obligations with the objective of minimizing losses. IPM meets this objective by identifying issuers and/or transactions that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by MBIA Corp. In such cases, IPM works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. Once an obligation is insured, MBIA Corp. typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset related information, including audited financial statements, to IPM for review. IPM also monitors publicly available information related to insured obligations. Potential problems uncovered through this review, such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. IPM also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List-Low,” “Caution List-Medium,” “Caution List-High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. IPM monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

MBIA Corp. does not establish any case basis reserves for insured obligations that are assigned to “Caution List-Low,” “Caution List-Medium,” or “Caution List-High”, as credits assigned to those classifications do not result in loss expectations, if any, that exceed the unearned premium revenue for the respective credits. In the event MBIA Corp. expects to pay a claim in excess of the unearned premium revenue with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. IPM subjects issuers in this category to heightened scrutiny.

“Caution List – Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by IPM but generally take remedial action on their own.

“Caution List – High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers, have not taken conclusive remedial action, and IPM adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where MBIA Corp. has paid a claim or where a claim payment is expected to exceed its unearned premium revenue. Generally, IPM is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of March 31, 2010:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	192	69	10	146	417
Number of issues(1)	38	32	10	91	171
Remaining weighted average contract period (in years)	10.6	12.7	8.2	8.6	9.7
Gross insured contractual payments outstanding(2):
Principal	$5,516	$2,528	$524	$11,140	$19,708
Interest	3,965	2,208	301	4,533	11,007

Total	$9,481	$4,736	$825	$15,673	$30,715

Gross claim liability	$-	$-	$-	$1,985	$1,985
Less:
Gross potential recoveries	-	-	-	2,830	2,830
Discount, net	-	-	-	(172)	(172)

Net claim liability (recoverable)	$-	$-	$-	$(673)	$(673)

Unearned premium revenue	$228	$42	$5	$107	$382

(1)-  An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)-  Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

The gross claim liability of $2.0 billion reported in the preceding table represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which primarily relate to insured RMBS transactions. The gross potential recoveries of $2.8 billion reported in the preceding table represent the Company’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments, and primarily relate to insured RMBS transactions.

The following table provides information about the components of the Company’s insurance loss reserves and recoverables included for insured obligations within MBIA Corp.’s classified list as of March 31, 2010. The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries discussed above and reflect the classification of such amounts reported on MBIA Corp.’s consolidated balance sheet.

In millions	Classified List

Loss reserves (claim liability)	$1,167
LAE reserves	77

Loss and LAE reserves	$1,244

Insurance claim loss recoverable	$(1,905)
LAE insurance loss recoverable	-

Insurance loss recoverable	$(1,905)

Reinsurance recoverable on unpaid losses	$234
Reinsurance recoverable on LAE reserves	14
Reinsurance recoverable on paid losses	20

Reinsurance recoverable on paid and unpaid losses	$268

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

The loss and LAE reserves (claim liability) reported in the preceding table primarily relate to probability-weighted expected future claim payments on insured RMBS transactions. Loss and LAE reserves include $1.9 billion of reserves for expected future payments offset by expected recoveries of such future payments of $610 million. The insurance loss recoverable reported in the preceding table primarily relates to probability-weighted estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. estimates that it will be reimbursed for potential recoveries related to ineligible mortgage loans, which represent the majority of its insurance loss recoverable, by mid-year 2012.

The following table presents changes in MBIA Corp.’s loss and LAE reserves as of March 31, 2010. Changes in the loss and LAE reserve attributable to the accretion of the discount on the loss reserve, changes in discount rates, and changes in the timing and amounts of estimated payments and recoveries are recorded in “Loss and loss adjustment expenses” in MBIA Corp.’s consolidated statements of operations. LAE reserves that are expected to be settled within a one year period are not discounted. As of March 31, 2010, the weighted-average risk-free rate used to discount the claim liability was 3.04%.

In millions

Gross Loss and LAE Reserve as of December 31, 2009	Accounting Transition Adjustment(1)	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of March 31, 2010
$1,580	$(364)	$(336)	$1	$(9)	$229	$(186)	$322	$-	$7	$1,244

(1) - Reflects the adoption of the amended accounting principles for the consolidation of variable interest entities.

Gross Loss and LAE reserves as of March 31, 2010 of approximately $1.2 billion decreased from approximately $1.6 billion as of December 31, 2009. The decrease in case basis reserves was primarily due to an adjustment of $364 million for the adoption of the accounting principles for the consolidation of variable interest entities. Offsetting this were changes in assumptions of $322 million due to credit deterioration and changes in the timing on payments of $229 million.

The following table presents changes in MBIA Corp.’s insurance loss recoverable for the three months ended March 31, 2010. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, and changes in the timing and amounts of estimated collections are recorded in “Loss and loss adjustment expenses” in MBIA Corp.’s statement of operations. MBIA Corp.’s insurance loss recoverable decreased primarily due to the adoption of the amended accounting principles for the consolidation of variable interest entities.

In millions

Insurance Loss Recoverable as of December 31, 2009	Accounting Transition Adjustments(1)	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of March 31, 2010
$2,445	$(594)	$(3)	$9	$-	$33	$47	$(32)	$1,905

(1) - Reflects the adoption of the amended accounting principles for the consolidation of variable interest entities.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 10: Loss and Loss Adjustment Expense Reserves (continued)

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA Corp.-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List – Low,” “Caution List – Medium,” “Caution List – High” and “Classified List” are recorded as LAE. LAE is recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” on MBIA Corp.’s consolidated statements of operations. The following table presents information about the expenses (gross and net of reinsurance), related to remedial actions for insured obligations:

	Three Months Ended March 31,
In millions	2010	2009
Loss adjustment expense incurred, gross	$44	$25
Loss adjustment expense incurred, net	$-	$24

Note 11: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the three months ended March 31, 2010 and 2009 are as follows:

	Three Months Ended March 31,
In millions	2010		2009
Pre-tax income (loss)	$(2,287)		$1,065
Provision (benefit) for income taxes	$(813)	35.5%	$394	37.0%

MBIA Corp.’s effective tax rate related to its pre-tax loss for the three months ended March 31, 2010 was primarily a result of a net unrealized loss on its insured derivative portfolio, the tax-exempt interest from investments, and a decrease in its valuation allowance. For the three months ended March 31, 2009, MBIA Corp.’s effective tax rate related to its pre-tax income was primarily a result of an unrealized net gain recorded on MBIA Corp.’s derivative portfolio, the tax-exempt interest from investments, and the change in the valuation allowance.

MBIA Corp. has calculated its effective tax rate for the full year of 2010 by treating the net unrealized gains and losses on its insured derivative portfolio as a discrete item. As such, this amount is not included when projecting the MBIA Corp.’s full year effective tax rate but rather is accounted for at 35% after applying the projected full year effective tax rate to all other pre-tax actual three-month results. Given MBIA Corp.’s inability to estimate this item for the full year of 2010, MBIA Corp. believes that it is appropriate to treat net unrealized gains and losses on its insured derivative portfolio as a discrete item for purposes of calculating its effective tax rate for the year.

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of March 31, 2010, MBIA Corp. reported a net deferred tax asset of $1.6 billion primarily related to the cumulative unrealized losses recorded on its insured derivative and investment portfolios. Included in the net deferred tax asset of $1.6 billion is a valuation allowance of $22 million, of which $24 million was established during 2009. The reduction in the valuation allowance for the three months ended March 31, 2010 was primarily due to capital gains in excess of realized losses from asset impairments.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 11: Income Taxe’s (continued)

Unrealized Losses on Credit Derivative Contracts

Approximately $1.7 billion of the net deferred tax asset was a result of the cumulative net unrealized losses of $4.9 billion, which excludes credit impairments, primarily related to insured credit derivatives. This deferred tax asset for the unrealized losses is included in MBIA Corp.’s net deferred tax asset of $1.6 billion as of March 31, 2010. MBIA Corp. believes that such deferred tax asset will more likely than not be realized as MBIA Corp. expects the unrealized losses and its related deferred tax asset to substantially reverse over time. As such, no valuation allowance with respect to this item was established. In its conclusion, MBIA Corp. considered the following evidence (both positive and negative):

•

Due to the long-tail nature of the financial guarantee business, it is important to note that MBIA Corp., even without regard to any new business, will have a steady stream of scheduled premium earnings with respect to the existing insured portfolio. MBIA Corp.’s announcement in February 2008 of a temporary suspension in writing new structured finance transactions and a permanent cessation with respect to insuring new CDS contracts, except in transactions related to the reduction of existing derivative exposure, would not have an impact on the expected earnings related to the existing insured portfolio. Although MBIA Corp. expects the majority of the unrealized losses to reverse at maturity, MBIA Corp. performed a taxable income projection over a 20-year period to determine whether it will have sufficient income to offset its deferred tax assets that will generate future ordinary deductions. In this analysis, MBIA Corp. concluded that premium earnings, even without regard to any new business, combined with investment income, less deductible expenses, will be sufficient to recover the net deferred tax asset of $1.6 billion.

•

MBIA Corp.’s taxable income projections used to assess the recoverability of its deferred tax asset include an estimate of future loss and LAE equal to the present value discount of loss reserves already recognized on MBIA Corp.’s consolidated balance sheets and an estimate of LAE which is generally insignificant. MBIA Corp. does not assume additional losses, with the exception of the accretion of its existing present value loss reserves, because MBIA Corp. establishes case basis reserves on a present value basis based on an estimate of probable losses on specifically identified credits that have defaulted or are expected to default.

•

While the ratings downgrades by the rating agencies have currently precluded MBIA Corp.’s ability to write new business, the downgrades did not have a material impact on earnings from the existing insured portfolio, which MBIA Corp. believes will be sufficient to absorb losses in the event that the cumulative unrealized losses become fully impaired.

•

With respect to installment policies, MBIA Corp. generally does not have an automatic cancellation provision solely in connection with ratings downgrades. For purposes of projecting future taxable income, MBIA Corp. has applied a haircut to adjust for the possible cancellation of future installment premiums based on recent data. With regards to upfront policies, to the extent that the issuer chooses to terminate a policy, any unearned premium reserve with respect to that policy will be accelerated and earned (i.e. refundings).

•

With respect to insured CDS contracts, in the event that there is a default in which MBIA Corp. is required to pay claims on such CDS contracts, MBIA Corp. believes that the losses should be characterized as an ordinary loss for tax purposes and, as such, the event or impairment will be recorded as case reserves for statutory accounting purposes in recognition of the potential claim payment. For tax purposes, MBIA Corp. follows the statutory accounting principle as the basis for computing its taxable income. However, because the federal income tax treatment of CDS contracts is an unsettled area of tax law, in the event that the Internal Revenue Service (“IRS”) has a different view in which the losses are considered capital losses, MBIA Corp. may be required to establish a valuation allowance against substantially all of the deferred tax asset related to these losses until such time as it had sufficient capital gains to offset the losses. The establishment of this valuation allowance would have a material adverse effect on MBIA Corp.’s financial condition at the time of its establishment.

Realized Gains and Losses

As of March 31, 2010, MBIA Corp. had a full valuation allowance against the deferred tax asset related to realized losses from asset impairments and sales of investments.

Unrealized Losses on Debt and Equity Securities

As of March 31, 2010, MBIA Corp. had approximately $16 million in deferred tax assets, related to unrealized losses on investments. MBIA Corp. intends to hold these investments until maturity or until such time as the value recovers. As such, MBIA Corp. expects that its deferred tax assets will reverse over the life of the securities.

After reviewing all of the evidence available, both positive and negative, MBIA believes that it has appropriately valued the recoverability of its deferred tax assets, net of the valuation allowance, as of March 31, 2010. MBIA Corp. continues to assess the adequacy of its valuation allowances as additional evidence becomes available.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 11: Income Taxes (continued)

Ownership Change under Section 382 of the Internal Revenue Code

Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change, as defined under that Section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in MBIA Inc.’s stock by more than 50 percentage points over a defined testing period, generally three years (“Section 382 Ownership Change”).

MBIA Inc. has experienced a shift in ownership as a result of its February 2008 equity offering as well as Warburg Pincus investments and other transactions involving its shares. As of March 31, 2010, MBIA Inc., however, has not triggered a Section 382 Ownership Change. If MBIA Inc. were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of MBIA Inc.’s tax attributes, including NOL and capital loss carryforwards and certain other losses, credits, deductions or tax basis. MBIA Inc. cannot give any assurance that it will not undergo an ownership change at a time when these limitations would have a significant effect. As of March 31, 2010, the increase in the aggregate ownership of certain stockholders of MBIA Inc. over the relevant testing period was over 44%.

Treatment of Undistributed Earnings of Certain Foreign Subsidiaries—“Accounting for Income Taxes – Special Areas”

No U.S. deferred income taxes have been provided on the undistributed earnings of MBIA UK and the remaining earnings of MBIA Assurance, which merged into MBIA UK Insurance Ltd. as of December 31, 2007, because of MBIA Corp.’s practice and intent to permanently reinvest its earnings. The cumulative amounts of such untaxed earnings were $108 million as of March 31, 2010.

Five-Year NOL Carryback

On November 6, 2009, as part of the Worker, Homeownership, and Business Assistance Act of 2009, the NOL carryback provision within the U.S. income tax law was amended to allow, through an election, all businesses with NOLs in either 2008 or 2009 (but not both) to claim refunds of taxed paid within the prior five years. In the fifth preceding year of the carryback period, the recovery is limited to 50% of taxable income for that carryback year. There is no such limitation to the first four preceding years of the carryback period.

In connection with MBIA Inc.’s five year NOL carryback claim, MBIA Corp.’s share of the tax refund under the tax sharing agreement is approximately $251 million.

Accounting for Uncertainty in Income Taxes

It is MBIA Corp.’s policy to record and disclose interest and penalties related to income taxes as a component of income taxes in the statement of operations. As of March 31, 2010 the amount related to interest and penalties included in MBIA Corp.’s consolidated balance sheets were not material.

The change in the unrecognized tax benefit (“UTB”) as of March 31, 2010 is as follows:

In thousands
Unrecognized tax benefit as of December 31, 2009	$6,473
The gross amount of the increase/(decrease) in UTB as a result of tax positions taken:
During prior year	-
During current year	-
The amounts of decreases in the UTB related to settlements with taxing authorities	-
The reduction to UTB as a result of the applicable statute of limitation	-

Unrecognized tax benefit as of March 31, 2010	$6,473

For the three months ended March 31, 2010, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was approximately $6 million, respectively.

MBIA’s major tax jurisdictions include the U.S., the United Kingdom (“U.K.”) and France.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 11: Income Taxes (continued)

MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return. The IRS is currently examining tax years 2005 through 2008, which is expected to be concluded before the end of year 2010. The U.K. tax authorities are currently auditing tax years 2005 through 2007, which is expected to be concluded before end of year 2010.

It is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months due to the possibility of the conclusion of all the tax examinations. The range of this possible change in the amount of uncertain tax benefits cannot be estimated at this time.

Note 12: Commitments and Contingencies

In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA has received subpoenas or informal inquiries from a variety of regulators, including the Securities and Exchange Commission (“SEC”), the Securities Division of the Secretary of the Commonwealth of Massachusetts, the Attorney General of the State of California, and other states’ regulatory authorities, regarding a variety of subjects, including soft capital instruments, disclosures made by MBIA to underwriters and issuers of certain bonds, disclosures regarding MBIA’s structured finance exposure, trading and valuation of managed collateral, MBIA’s communications with rating agencies, and the methodologies used by rating agencies for determining the credit rating of municipal debt. MBIA is cooperating fully with each of these regulators and is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed two complaints in the Superior Court of the State of California, County of Los Angeles, against the Company and others. The first complaint, against MBIA, AMBAC Financial Group, Inc., XL Capital Assurance Inc., ACA Financial Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., alleged (i) participation in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance and (ii) participation in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and a failure to adequately disclose the impact of those transactions on their financial condition. These latter allegations form the predicate for five separate causes of action against each of the Insurers: breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligence and negligent misrepresentation. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were filed in Superior Court, San Francisco County, by the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, by the Sacramento Municipal Utility District, and the City of Sacramento between July 23, 2008 and January 6, 2009. These cases are now part of a coordinated proceeding referred to as Ambac Bond Insurance Cases. On April 8, 2009, The Olympic Club filed a complaint against MBIA Corp. in the Superior Court of the State of California, County of San Francisco, making similar allegations of participation in risky financial transactions in other lines of business that allegedly damaged MBIA’s financial condition, and of a failure to adequately disclose the impact of those transactions on MBIA’s financial condition. These allegations form the predicate for the same initial five common law causes of action as those in the Ambac Bond Insurance Cases, as well as a California unfair competition cause of action. The Olympic Club does not include an antitrust or unjust enrichment cause of action. The Olympic Club case is being coordinated with the Ambac Bond Insurance Cases in San Francisco Superior Court. On August 31, 2009, the aforementioned plaintiffs, excluding the City of Sacramento and the Olympic Club, filed amended complaints identifying specific variable rate bond transactions with respect to the existing contract, fraud and negligence claims, and adding claims for unjust enrichment with respect to insured bonds issued by the plaintiffs during an unspecified period of time. A similar complaint alleging the same causes of action was filed by the City of Riverside. On the same day, the County of Contra Costa and Los Angeles World Airports filed new complaints and the City of Sacramento filed an amended complaint alleging the antitrust violation and unjust enrichment causes of action only. On March 1, Judge Richard A. Kramer struck the various complaints in their entirety, determining that they had not been pled with requisite specificity. Plaintiffs were given leave to re-plead.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 12: Commitments and Contingencies (continued)

The City of Los Angeles’s second complaint named as defendants certain other financial institutions as well as bond insurers, including MBIA, AMBAC Financial Group, Inc., Financial Security Assurance, Inc., Financial Guaranty Insurance Company and Security Capital Assurance Inc., and alleged fraud and violations of California’s antitrust laws through bid-rigging in the sale of municipal derivatives to municipal bond issuers. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were filed in Superior Court, Los Angeles County, by the County of San Diego on August 28, 2008, and in Superior Court, San Francisco County, by the City of Stockton on July 23, 2008, by the County of San Mateo on October 7,2008, and by the County of Contra Costa on October 8, 2008. The City of Los Angeles and City of Stockton actions were removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950; the San Diego County, San Mateo County, and Contra Costa County actions were removed to federal court and transferred to the Southern District of New York for inclusion in that proceeding by order dated February 4, 2009. All five plaintiffs filed amended complaints on September 15, 2009 alleging violations of both federal and California state antitrust laws. On December 10, 2009, four additional complaints were filed against MBIA and the other defendants by the Los Angeles World Airports, the Redevelopment Agency of the City of Stockton and the Public Financing Authority of the City of Stockton (filed jointly), the County of Tulare and the Sacramento Suburban Water District. On April 28, 2010, Judge Victor Marreo denied MBIA’s motion to dismiss. MBIA’s motion for reconsideration of that decision was denied on May 3, 2010.

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA Inc., MBIA Corp., National, and certain MBIA employees, among other parties (various financial institutions and law firms). The complaint purports to state 19 causes of action (12 against MBIA) for fraud, negligent misrepresentation, breach of fiduciary duty, breach of contract, economicduress and statutory claims for unfair business practices and violation of the California False Claims Act arising from Tri-City Healthcare District’s investment in auction rate securities. MBIA’s response is due May 21, 2010.

On September 30, 2008, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Countrywide Home Loans, Inc., Countrywide Securities Corp. and Countrywide Financial Corp. (collectively, “Countrywide”). The complaint alleged that Countrywide fraudulently induced MBIA Corp. to provide financial guarantee insurance on securitizations of home equity lines of credit and closed end second liens by misrepresenting the true risk profile of the underlying collateral and Countrywide’s adherence to its strict underwriting standards and guidelines. The complaint also alleged that Countrywide breached its representations and warranties and its contractual obligations, including its obligation to cure or repurchase ineligible loans as well as its obligation to service the loans in accordance with industry standards. In an order dated July 8, 2009, the New York State Supreme Court denied Countrywide’s motion to dismiss in part, allowing the fraud cause of action to proceed against all three Countrywide defendants and the contract causes of action to proceed against Countrywide Home Loans, Inc. All parties have filed Notices of Appeal and defendants filed their answer to the complaint on August 3, 2009. On August 24, 2009, MBIA Corp. filed an amended complaint, adding Bank of America as a defendant and identifying an additional five securitizations. On April 29, 2010, Judge Eileen Bransten denied defendants’ motion to dimiss Bank of America and allowed MBIA Corp.’s claims for successor and vicarious liability to proceed against Bank of America, as well as upholding MBIA Corp.’s amended fraud claim and its claim for breach of the implied covenant of good faith and fair dealing.

On July 10, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against Bank of America Corporation, Countrywide Financial Corporation, Countrywide Home Loans, Inc, Countrywide Securities Corporation, Angelo Mozilo, David Sambol, Eric Sieracki, Ranjit Kripalani, Jennifer Sandefur, Stanford Kurland, Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., UBS Securities, LLC, and various Countrywide affiliated Trusts. The complaint alleges that Countrywide made numerous misrepresentations and omissions of material fact in connection with its sale of certain residential mortgage-backed securities (“RMBS”), including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA Corp. commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA Corp. as the insurer of the income streams on these securities. On November 3, 2009, MBIA Corp. filed an amended complaint. On December 4, 2009, the defendants filed demurrers, motions to stay the proceeding, and motions to strike MBIA Corp.’s jury trial demand. On January 29, MBIA Corp. filed its opposition papers to the defendants’ demurrer and related motions. On April 14, 2010, the court heard oral argument on defendants’ demurrers.

On October 15, 2008, MBIA Corp. commenced an action in the United States District Court for the Southern District of New York against Residential Funding Company, LLC (“RFC”). On December 5, 2008, a notice of voluntary dismissal without prejudice was filed in the Southern District of New York and the complaint was re-filed in the Supreme Court of the State of New York, New York County. The complaint alleges that RFC fraudulently induced MBIA Corp. to provide financial guarantee policies with respect to five RFC closed-end home equity second-lien and HELOC securitizations, and that RFC breached its contractual representations and warranties, as well as its obligation to repurchase ineligible loans, among other claims. On December 23, 2009, Justice Fried denied RFC’s motion to dismiss MBIA Corp.’s complaint with respect to MBIA Corp.’s fraud claims.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 12: Commitments and Contingencies (continued)

On April 1, 2010, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against GMAC Mortgage, LLC. The complaint alleges fraud and negligent misrepresentation on the part of GMAC Mortgage, LLC in connection with the procurement of financial guarantee insurance on the three RMBS transactions, breach of GMAC Mortgage,LLC’s representations and warranties and its contractual obligation to cure or repurchase ineligible loans and breach of the implied duty of good faith and fair dealing. GMAC Mortgage LLC’s answer is currently due on May 14, 2010.

On December 14, 2009, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Credit Suisse Securities (USA) LLC, DLJ Mortgage Capital, Inc., and Select Portfolio Servicing Inc (“Credit Suisse”). The complaint seeks damages for fraud and breach of contractual obligations in connection with the procurement of financial guarantee insurance on the Home Equity Mortgage Trust Series 2007-2 securitization. The complaint alleges, among other claims, that Credit Suisse falsely represented (i) the attributes of the securitized loans; (ii) that the loans complied with the governing underwriting guidelines; and (iii) that Credit Suisse had conducted extensive due diligence on the securitized loans to ensure compliance with the underwriting guidelines. The complaint further alleges that the defendants breached their contractual obligations to cure or repurchase loans found to be in breach of the representations and warranties applicable thereto and denied MBIA Corp. the requisite access to all records and documents regarding the securitized loans. Oral argument on defendants’ motion to dismiss was heard on May 4, 2010.

In its determination of expected ultimate insurance losses on financial guarantee contracts, MBIA Corp. has considered the probability of potential recoveries arising out of the contractual obligation by the sellers/servicers to repurchase or replace ineligible mortgage loans in certain second-lien mortgage securitizations, which include potential recoveries that may be affected by the legal actions against Countrywide , RFC, Credit Suisse and GMAC Mortgage. However, there can be no assurance that MBIA Corp. will prevail in these actions.

On April 30, 2009, MBIA Corp. and LaCrosse Financial Products commenced an action in the New York State Supreme Court, New York County, against Merrill Lynch, Pierce, Fenner and Smith, Inc. and Merrill Lynch International. The complaint (amended on May 15, 2009) seeks damages in an as yet indeterminate amount believed to be in excess of several hundred million dollars arising from alleged misrepresentations and breaches of contract in connection with eleven credit default swaps (“CDS”) contracts pursuant to which MBIA Corp. wrote protection in favor of Merrill and other parties on a total of $5.7 billion in collateralized debt obligations (“CDOs”) arranged and marketed by Merrill. The complaint also seeks rescission of the CDS contracts. On April 9, 2010, Justice Bernard Fried denied in part and granted in part Merrill Lynch’s motion to dismiss. On April 13, 2010, MBIA Corp. filed a notice of appeal with respect to the dismissal of its claims for fraud, negligent misrepresentation and breach of the implied covenant of good faith and fair dealing.

On January 21, 2010, MBIA Corp. and LaCrosse Financial Products commenced an action in New York State Supreme Court, Westchester County, against Royal Bank of Canada and RBC Capital Markets Corporation (“RBC”) relating to three CDS and related insurance policies referencing Logan CDO I, Ltd., Logan CDO II, Ltd. and Logan CDO III, Ltd. (the “Logan CDOs”). The complaint alleges RBC fraudulently or negligently induced MBIA Corp. to insure the Logan CDOs, claims for breach of contract and promissory estoppel, and challenges RBC’s failure to issue credit event and related notifications in accordance with contractual obligations for the Logan CDOs. RBC’s motion to dismiss has been fully briefed.

On October 14, 2008, June 17, 2009 and August 25, 2009, MBIA Corp. submitted proofs of claim to the FDIC with respect to the resolution of IndyMac Bank, F.S.B. for both pre- and post-receivership amounts owed to MBIA Corp. as a result of IndyMac’s contractual breaches and fraud in connection with financial guarantee insurance issued by MBIA Corp. on securitizations of home equity lines of credit. The proofs of claim were subsequently denied by the FDIC. MBIA Corp. has appealed the FDIC’s denial of its proofs of claim via a complaint, filed on May 29, 2009, against IndyMac Bank, F.S.B. and the FDIC, as receiver, in the United States District Court for the District of Columbia and alleges that IndyMac fraudulently induced MBIA Corp. to provide financial guarantee insurance on securitizations of home equity lines of credit by breaching contractual representations and warranties as well as negligently and fraudulently misrepresenting the nature of the loans in the securitization pools and IndyMac’s adherence to its strict underwriting standards and guidelines. On February 8, 2010, MBIA Corp. filed its amended complaint against the FDIC both in its corporate capacity and as conservator/receiver of IndyMac Federal Bank, F.S.B. for breach of its contractual obligations as servicer and seller for the IndyMac transactions at issue and for unlawful disposition of IndyMac Federal Bank, F.S.B.’s assets in connection with the FDIC’s resolution of IndyMac Bank, F.S.B. The FDIC’s motion to dismiss is due May 21, 2010.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 12: Commitments and Contingencies (continued)

On September 22, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against IndyMac ABS, Inc., Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, Home Equity Mortgage Loans Asset- Backed Trust, Series INDS 2007-I, Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2, Credit Suisse Securities (USA), L.L.C., UBS Securities, LLC, JPMorgan Chase & Co., Michael Perry, Scott Keys, Jill Jacobson, and Kevin Callan. The Complaint alleges that IndyMac Bank made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA Corp. commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA Corp. as the insurer of the income streams on these securities. On October 19, 2009, MBIA Corp. dismissed IndyMac ABS, Inc. from the action without prejudice. On October 23, 2009, defendants removed the case to the United States District Court for the Central District of California. On November 30, 2009, the IndyMac trusts were consensually dismissed from the litigation. On December 23, 2009, federal District Court Judge S. James Otero of the Central District of California granted MBIA Corp.’s motion to remand the case to Los Angeles Superior Court. On March 25, 2010, the case was reassigned to Judge Carl West. An initial status conference is scheduled for May 10, 2010.

On February 2, 2010, MBIA Corp. and LaCrosse Financial Products, LLC brought an action in the High Court of Justice, Chancery Division, in London, relating to an MBIA Corp.-insured credit derivative transaction seeking an adjudication that the agreement was effectively and properly terminated by MBIA Corp. Royal Bank of Scotland is challenging the termination and its response to the claim was filed on March 4, 2010. A scheduling conference with the court is set for May 12, 2010.

On December 9, 2009, MBIA Corp. and LaCrosse Financial Products commenced an action in United States District Court for the Southern District of New York against Cooperatieve Centrale Raiffeisen Boerenleenbank B.A. (“Rabobank”), The Bank of New York Mellon Trust Company, N.A., as Trustee (“Bank of New York Mellon”), and Paragon CDO Ltd. MBIA Corp, as controlling class under the relevant Indenture, commenced the action seeking declaratory relief and damages for breach of contract and negligence relating to the improper sale of certain reference obligations in the Paragon CDO portfolio pool. On January 15, 2010, Rabobank and The Bank of New York Mellon filed their answers. On February 16, 2010, Paragon CDO Ltd. was dismissed from the case with prejudice. On April 16, 2010, Rabobank and Bank of New York Mellon filed respective pleadings opposing MBIA Corp.'s motion for summary judgment and in support of their own cross-motions for summary judgment. MBIA Corp.'s responding papers are due May 14 .

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Inc., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Corp. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance polices issued by MBIA Insurance Corporation up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. On February 11, 2010, Judge Sullivan entered an order denying MBIA’s motion to dismiss.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions (b) declaring that the Transactions constituted a fraudulent conveyance, and (c) damages in an unspecified amount. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice. On December 21, 2009, plaintiffs re-commenced the action in New York State Supreme Court, and it has been assigned to Justice James A. Yates.

MBIA Insurance Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 12: Commitments and Contingencies (continued)

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of 19 domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA Inc. and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, Justice Yates denied defendants’ motion to dismiss. On February 25, 2010, MBIA filed its Notice of Appeal of the denial to the Appellate Division of the New York State Supreme Court. On April 1, 2010, MBIA’s motion to stay the case pending appeal was denied. On April 7 and April 22, 2010, respectively, the New York State Insurance Department and the Aurelius Plaintiffs each filed a motion for leave to file an amicus brief in MBIA’s appeal. On March 22, 2010, MBIA filed its opening brief with the Appellate Division. On April 21, 2010, plaintiffs filed their opposition brief. MBIA filed its reply brief on April 30, 2010. On May 6, 2010, the Appellate Division granted the New York State Insurance Department’s motion to file an amicus brief. Argument has been scheduled for June 2, 2010.

On June 15, 2009, the same group of 19 domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA Inc. and its subsidiaries in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. On April 7, 2010, Justice Yates ordered that the Article 78 proceeding continue on a separate, expedited schedule from the other three Transformation-related litigations.

MBIA Inc. and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations and financial condition.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 13: Subsequent Events

Refer to “Note 12: Commitments and Contingencies” for information about legal proceedings that commenced after December 31, 2009.